Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

PASSAGE BIO, INC.;

PEREGRINE MERGER SUB, INC.;

and

REMIX THERAPEUTICS, INC.

Dated as of June 24, 2026

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND INTERPRETATIVE PROVISIONS		3

1.1	Definitions	3
1.2	Other Definitional and Interpretative Provisions	20

Article II THE MERGER		21

2.1	The Merger	21
2.2	Closing	21
2.3	Organizational Documents; Directors and Officers	21
2.4	Conversion of Remix Convertible Notes; Effect on Shares; Treatment of Remix Options and Remix Warrants	22
2.5	Contingent Value Right	24
2.6	Closing of Remix’s Transfer Books	25
2.7	Surrender of Remix Common Stocks	25
2.8	Calculation of Net Cash	25
2.9	Further Action	27
2.10	Withholding	27
2.11	Statutory Rights of Appraisal	27

Article III REPRESENTATIONS AND WARRANTIES OF REMIX		28

3.1	Due Organization; Subsidiaries	28
3.2	Organizational Documents	29
3.3	Authority; Binding Nature of Agreement	29
3.4	Vote Required	29
3.5	Non-Contravention; Consents	29
3.6	Capitalization	30
3.7	Financial Statements	32
3.8	Absence of Changes	33
3.9	Absence of Undisclosed Liabilities	33
3.10	Title to Assets	34
3.11	Real Property; Leasehold	34
3.12	Intellectual Property	34
3.13	Agreements, Contracts and Commitments	39
3.14	Compliance; Permits; Restrictions	41
3.15	Legal Proceedings; Orders	43
3.16	Tax Matters	43
3.17	Employee and Labor Matters; Benefit Plans	45
3.18	Environmental Matters	48
3.19	Insurance	48
3.20	Transactions with Affiliates	49

i

3.21	No Financial Advisors	49
3.22	Privacy and Data Security	49
3.23	Concurrent Financing	50
3.24	No Other Representations or Warranties	50

Article IV REPRESENTATIONS AND WARRANTIES OF PASSAGE AND MERGER SUB		50

4.1	Due Organization; Subsidiaries	51
4.2	Organizational Documents	51
4.3	Authority; Binding Nature of Agreement	51
4.4	Vote Required	52
4.5	Non-Contravention; Consents	52
4.6	Capitalization	53
4.7	SEC Filings; Financial Statements	55
4.8	Absence of Changes	57
4.9	Absence of Undisclosed Liabilities	57
4.10	Title to Assets	57
4.11	Real Property; Leasehold	57
4.12	Intellectual Property	58
4.13	Agreements, Contracts and Commitments	63
4.14	Compliance; Permits; Restrictions	65
4.15	Legal Proceedings; Orders	67
4.16	Tax Matters	67
4.17	Employee and Labor Matters; Benefit Plans	69
4.18	Environmental Matters	71
4.19	Insurance	72
4.20	Transactions with Affiliates	72
4.21	No Financial Advisors	72
4.22	Valid Issuance; No Bad Actor	72
4.23	Privacy and Data Security	73
4.24	No Other Representations or Warranties	73

Article V COVENANTS		74

5.1	Conduct of Remix’s Business	74
5.2	Conduct of Passage’s Business	76
5.3	Access and Investigation	78
5.4	No Solicitation	79
5.5	Notification of Certain Matters	80
5.6	Legacy Asset Disposition	81
5.7	Registration Statement; Proxy Statement	82
5.8	Remix Stockholder Written Consent	83
5.9	Passage Stockholder Meeting	85
5.10	Efforts; Regulatory Approvals	87
5.11	Disclosures	88
5.12	Passage Options	88
5.13	Passage Restricted Stock Unit Awards	88

ii

5.14	Passage SPP	89
5.15	Indemnification of Officers and Directors	89
5.16	Tax Matters	90
5.17	Listing	91
5.18	Legends	92
5.19	Officers and Directors	92
5.20	Termination of Certain Agreements and Rights	93
5.21	Section 16 Matters	93
5.22	Allocation Certificate	93
5.23	Obligations of Merger Sub	93
5.24	Takeover Statutes	94
5.25	Stockholder Litigation	94
5.26	Concurrent Financing	94
5.27	Passage Equity Plans	95
5.28	Passage 401(k) Plan	95
5.29	Employees	96
5.30	Section 280G	96

Article VI CONDITIONS TO CONSUMMATION OF THE MERGER		96

6.1	Conditions Precedent to Obligations of Each Party	96
6.2	Conditions Precedent to Obligations of Remix	98
6.3	Conditions Precedent to Obligations of Passage	99
6.4	Frustration of Closing Conditions	99

Article VII CLOSING DELIVERIES		100

7.1	Closing Deliveries of Remix	100
7.2	Closing Deliveries of Passage	100

Article VIII TERMINATION		100

8.1	Termination	100
8.2	Effect of Termination	102
8.3	Expenses; Termination Fees	102

Article IX GENERAL PROVISIONS		104

9.1	Non-Survival of Representations and Warranties	104
9.2	Amendment	104
9.3	Waiver	105
9.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	105
9.5	Applicable Law; Jurisdiction	105
9.6	Assignability	105
9.7	Notices	106
9.8	Cooperation	106
9.9	Severability	107
9.10	Other Remedies; Specific Performance	107
9.11	No Third-Party Beneficiaries	107

EXHIBITS

Exhibit A	Form of Passage Stockholder Support Agreement
Exhibit B	Form of Remix Stockholder Support Agreement
Exhibit C	Form of Passage Lock-Up Agreement
Exhibit D	Form of Remix Lock-Up Agreement
Exhibit E	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit F	Form of CVR Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 24, 2026, by and among Passage Bio, Inc., a Delaware corporation (“Passage”), Peregrine Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Passage (“Merger Sub”), and Remix Therapeutics, Inc., a Delaware corporation (“Remix”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A.            Passage and Remix intend to effect a merger of Merger Sub with and into Remix (the “Merger”) in accordance with this Agreement and Delaware Law. Upon consummation of the Merger, Merger Sub will cease to exist, and Remix will become a wholly owned subsidiary of Passage.

B.            The board of directors of Passage (the “Passage Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Passage and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Passage Common Stock to the stockholders of Remix pursuant to the terms of this Agreement, the change of control of Passage and the other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Passage vote to (a) approve the issuance of Passage Common Stock in the Merger and the change of control resulting from the Merger in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”) and (b) adopt the Amended and Restated Passage Charter (the “Passage Charter Amendment Proposal”).

C.            The board of directors of Merger Sub (the “Merger Sub Board”) has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Passage, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and thereby approve the Contemplated Transactions. Immediately prior to the execution and delivery of this Agreement, Passage, in its capacity as the sole stockholder of Merger Sub, duly executed and delivered a written consent approving and adopting this Agreement in accordance with Delaware Law, which written consent, by its terms, will be effective immediately following the execution of this Agreement (the “Merger Sub Stockholder Approval”).

D.            The board of directors of Remix (the “Remix Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Remix and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Remix vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Remix’s willingness to enter into this Agreement, the stockholders, officers and directors of Passage set forth on Section A of the Passage Disclosure Schedule (solely in their capacity as stockholders of Passage) are executing support agreements in favor of Remix in substantially the form attached hereto as Exhibit A (the “Passage Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Passage Common Stock in favor of the Passage Stockholder Matters.

F.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Passage’s willingness to enter into this Agreement, the officers, directors and stockholders of Remix set forth on Section A of the Remix Disclosure Schedule (solely in their capacity as stockholders of Remix) are executing support agreements in favor of Passage in substantially the form attached hereto as Exhibit B (the “Remix Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Remix Capital Stock in favor of this Agreement and an amendment to Remix’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Remix Common Stock from 162,000,000 to 300,000,000 (the “Remix Charter Amendment”).

G.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Remix’s willingness to enter into this Agreement, the officers and directors of Passage set forth on Section B of the Passage Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Passage Lock-Up Agreements”).

H.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Passage’s willingness to enter into this Agreement, the officers, directors and stockholders of Remix set forth on Section B of the Remix Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit D (collectively, the “Remix Lock-Up Agreements”).

I.            It is expected that promptly after the Registration Statement is declared effective under the Securities Act, the stockholders of Remix sufficient to adopt and approve this Agreement and the Merger as required under Delaware Law and Remix’s Organizational Documents will execute and deliver an action by written consent constituting the Required Remix Stockholder Vote, in a form and substance reasonably acceptable to Passage and Remix (each, a “Remix Stockholder Written Consent” and collectively, the “Remix Stockholder Written Consents”).

J.            Concurrently with the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement by and among Remix and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Remix Capital Stock set forth therein immediately prior to the Effective Time in connection with the Concurrent Financing (the “Subscription Agreement”).

K.            Concurrently with the execution and delivery of this Agreement, certain investors have executed a Convertible Promissory Note Purchase Agreement by and among Remix and the lenders party thereto, pursuant to which such lenders have agreed to purchase the convertible promissory notes concurrently with the execution and delivery of this Agreement in connection with the Concurrent Financing, which convertible promissory notes shall convert into shares of Remix Common Stock in connection with the Remix Convertible Notes Conversion (the “Remix Note Purchase Agreement (2026)”).

L.            Each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, with respect to which each of Passage, Merger Sub, and Remix are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1            Definitions.

For purposes of this Agreement (including this Section 1.1):

“2026 Equity Incentive Plan” shall mean an equity incentive plan of Passage in form and substance as agreed to by Passage and Remix (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Passage Common Stock to be mutually agreed upon by Passage and Remix (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2026 ESPP” shall mean an “employee stock purchase plan” of Passage in form and substance as agreed to by Passage and Remix (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Passage Common Stock to be mutually agreed upon by Passage and Remix (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2026 Plans” shall mean both the 2026 ESPP and the 2026 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Remix, on the one hand, or Passage, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the Legacy Asset Disposition and the Concurrent Financing.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Remix or any of its Affiliates, on the one hand, or by or on behalf of Passage or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party, other than, as applicable, with respect to the Legacy Asset Disposition and the Concurrent Financing.

“Acquisition Transaction” means any transaction or series of related transactions (other than, as applicable, the Legacy Asset Disposition and the Concurrent Financing) involving:

(i)            any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (A) in which a Party is a constituent entity, (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (C) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(ii)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the HSR Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than a day on which banks in the State of New York or the State of Pennsylvania are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (i) cash and cash equivalents and (ii) marketable securities, in each case determined in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Concurrent Financing” means (i) the issuance and sale of convertible promissory notes to be consummated concurrently with the execution and delivery of this Agreement pursuant to the Remix Note Purchase Agreement (2026) (such convertible promissory notes, the “Remix Convertible Notes (2026)”), and the issuance of Remix Common Stock resulting from the conversion of the Remix Convertible Notes (2026) into shares of Remix Common Stock pursuant to the Remix Convertible Notes Conversion and (ii) the issuance and sale of shares of Remix Capital Stock in a private placement to be consummated immediately prior to the Effective Time pursuant to the Subscription Agreement, with aggregate gross cash proceeds pursuant to the transactions described in clause (i) and (ii) of, in the aggregate, at least the Concurrent Investment Amount.

“Concurrent Financing Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Concurrent Financing Proceeds by (ii) the Aggregate Valuation.

“Concurrent Financing Merger Shares” means, subject to Section 2.4(g), the product determined by multiplying (i) the Post-Closing Passage Shares by (ii) the Concurrent Financing Allocation Percentage (rounded down to the nearest whole share).

“Concurrent Financing Proceeds” means the proceeds resulting from the Concurrent Financing.

“Concurrent Investment Amount” means $99,929,000.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement, dated as of April 29, 2026, by and between Remix and Passage.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement, including the Remix Preferred Stock Conversion, the Concurrent Financing, the transactions contemplated by the CVR Agreement, the filing of the Amended and Restated Passage Charter with the Secretary of State of the State of Delaware and the filing of the Remix Charter Amendment with the Secretary of State of the State of Delaware.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) any other plan, program, policy, agreement or arrangement providing for stock options, stock purchases, restricted stock, restricted stock units, phantom equity, other equity or equity-based incentives, employment agreements, bonuses, commissions, severance, retention, deferred compensation, change in control, transaction, supplemental income arrangements, vacation, retirement, pension, profit-sharing, post-retirement health and welfare, fringe, life insurance, perquisites, health, medical, dental, vision, welfare, employee assistance or similar benefits; and (iii) all other plans, programs, policies, agreements or arrangements (whether written or unwritten) providing compensation or benefits to any current or former employee, officer, director, individual independent contractor and other non-employee service provider.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity, part of the same “controlled group” as such Entity or under common control with such Entity under Sections 414(b), (c), (m) or (o) of the Code, as applicable.

“Excepted Contract” means any and all (a) non-exclusive licenses for generally unmodified and commercially available shrink-wrap, click wrap and off-the-shelf software or software as a service, (b) Contracts that (i) have expired on their own terms and have no continuing obligations, rights or interests (other than obligations to maintain confidentiality in the ordinary course of business), (ii) have been assigned to a third party (and to which Remix or Passage, as applicable, and each of its Subsidiaries is no longer a party and has no obligations, rights or interests (other than obligations to maintain confidentiality in the ordinary course of business)) or (iii) were terminated prior to the date hereof that do not have any continuing obligations, rights or interests (other than obligations to maintain confidentiality in the ordinary course of business), (c) non-disclosure agreements entered into (i) in the Ordinary Course of Business by Remix or Passage, as applicable, or any of its Subsidiaries or (ii) in connection with discussions, negotiations, and transactions related to this Agreement or any transactions that were evaluated or pursued as an alternative to the transactions contemplated hereby or (d) materials transfer agreements and clinical trial agreements with individual clinical sites, in each case, entered into in the Ordinary Course of Business and that do not transfer ownership of material Intellectual Property to any Person other than Remix or Passage, as applicable, or any of its Subsidiaries, or grant rights to use material Intellectual Property for the research, supply, manufacturing, development or commercialization of products (other than on behalf of, or for the benefit of, Remix or Passage, as applicable, or any of its Subsidiaries).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government or institution, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (ii) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including, without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all intellectual property and similar proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisional, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (iii) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (iv) software, including all source code, object code, firmware, development tool files, all media on which any of the foregoing is recorded, and all related documentation, (v) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, rights in databases and data collections, and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to any Person, (i) an executive officer of such Person; and (ii) any employee of such Person that reports directly to the chief executive officer of such Person.

“Knowledge” means, (i) of Remix, with respect to any matter in question, the actual knowledge of the individuals set forth in Section 1.1 of the Remix Disclosure Schedule, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question and (ii) of Passage or Merger Sub, with respect to any matter in question, the actual knowledge of individuals set forth in Section 1.1(a)(i) of the Passage Disclosure Schedule or the knowledge such individual would reasonably be expected to have of such matter in question in the ordinary course of the performance of such individual’s employment responsibilities.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel, excluding any office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining of any registration or application for registration of any Patent or Trademark.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001 (a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” as described in Section 413(e) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Notice Period” means a period of at least three (3) Business Days commencing on the date the (i) Passage Board notifies Remix in writing of its intent to make a Passage Board Adverse Recommendation Change or (ii) Remix Board notifies Passage in writing of its intent to make a Remix Board Adverse Recommendation Change.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of Remix and Passage, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented from time to time.

“Party” or “Parties” means Remix, Passage and Merger Sub.

“Passage Associate” means any current or former employee, officer, director, individual independent contractor or other individual non-employee service provider of Passage or any of its Subsidiaries.

“Passage Balance Sheet” means the audited balance sheet of Passage as of December 31, 2024 and December 31, 2025.

“Passage Capitalization Representations” means the representations and warranties of Passage and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Passage Contract” means any Contract: (i) to which Passage or any of its Subsidiaries is a party, (ii) by which Passage or any of its Subsidiaries or any Passage IP Rights or any other asset of Passage or any of its Subsidiaries is or may become bound or under which Passage or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Passage or any of its Subsidiaries has or may acquire any right or interest.

“Passage Covered Person” means, with respect to Passage as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Passage Employee Plan” means any Employee Plan that Passage or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, (ii) provides benefits under or through, (iii) has any obligation to contribute to or provide benefits under or through, (iv) may reasonably be expected to have any Liability with respect to, or (v) utilizes to provide benefits to or otherwise cover any Passage Associate.

“Passage Equity Plans” means the Passage Amended and Restated 2018 Equity Incentive Plan, the Passage 2020 Equity Incentive Plan, and the Passage 2021 Equity Inducement Plan, each as amended from time to time.

“Passage ESPP” means the Passage Amended and Restated 2020 Employee Stock Purchase Plan, as amended from time to time.

“Passage Fundamental Representations” means the representations and warranties of Passage and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4 and 4.21.

“Passage IP Rights” means all Intellectual Property that is (i) owned by or purported to be owned, whether wholly or jointly with others, by Passage or any of its Subsidiaries (“Passage Owned IP Rights”), or (ii) licensed or sublicensed to Passage or any of its Subsidiaries (“Passage Licensed IP Rights”), in each case, that is necessary for, or used or held for use in, the operation of the business of Passage and its Subsidiaries as presently conducted.

“Passage IP Rights Agreement” means any Contract governing, related to or pertaining to any Passage IP Rights, other than any confidential information provided under confidentiality agreements.

“Passage ITM Option” means each Passage Option with an exercise price per share less than the closing trading price of a share of Passage Common Stock on the last full trading day on which the Passage Common Stock is traded prior to the date on which the Effective Time occurs.

“Passage Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Passage Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Passage or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Passage Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 4.3, Section 4.4, or Section 4.5), (ii) the taking of any action, or the failure to take any action, by Passage that is expressly required under the terms of this Agreement, (iii) any natural disasters or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic, financial and capital markets, or political conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Passage and its Subsidiaries operate, (vi) any change in the cash position of Passage and its Subsidiaries which results from operations in the Ordinary Course of Business or expenditures which are reasonably required to effect the wind-down, discontinuation, suspension or termination of any clinical, pre-clinical or development program or trial of Passage or any of its Subsidiaries (including the PBFT02 program and the upliFT-D trial), or (vii) any failure of Passage to meet any projections, business plans or forecasts (provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Passage Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Passage Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Passage and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Passage and its Subsidiaries operate.

“Passage Net Cash” means, without duplication, (i) Passage’s unrestricted Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Passage Balance Sheet, plus (ii) all prepaid expenses set forth on Section 1.1(a)(ii) of the Passage Disclosure Schedule, minus (iii) accrued accounts payable due and payable as of the Closing in accordance with GAAP, including, without limitation, all lease termination costs and all other fees and expenses of Passage incurred in connection with the Contemplated Transactions, including, for the avoidance of doubt, Transaction Expenses of Passage, minus (iv) contractual commitments for future cash payments, whether absolute, contingent or otherwise, under Passage Real Estate Leases, netted against cash amounts received or reasonably expected to be received pursuant to sublease arrangements with respect to Passage Real Estate Leases, minus (v) expenses (including Taxes) of Passage incurred in connection with, related to or associated with the disposition of Legacy Assets and any contingent obligations or liabilities (including the full amount of any indemnity obligations) arising from such dispositions, minus (vi) any Liabilities of Passage (A) for any cash payment to or for the benefit of any Passage Associate for change in control or transaction bonuses, retention bonuses, severance or similar compensatory payments or benefits that are payable under the terms of Passage Contracts in effect prior to the Effective Time as a result of, or in connection with, the completion of the Contemplated Transactions, whether alone or together with any other event (including payments with “double trigger” provisions related to terminations occurring at or prior to the Closing) (in each case, including the employer portion of any payroll or similar Taxes payable with respect thereto), (B) with respect to the unfunded or underfunded portion of any accrued employer contributions to a defined contribution or any post-retirement health and welfare benefit plan that remain unpaid as of Closing, and (C) accrued but unpaid bonuses, severance and vacation or paid time off (including the employer portion of any payroll or similar Taxes payable with respect thereto), and minus (vii) the RSU Withholding Amount and the employer portion of any payroll or similar Taxes payable as a result of the vesting and settlement of each outstanding and unvested Passage Restricted Stock Unit Award pursuant to Section 5.13. For the avoidance of doubt, (1) the Cash and Cash Equivalents received in the Concurrent Financing will be excluded from the calculation of Passage Net Cash and (2) the Cash and Cash Equivalents received from the disposition of Legacy Assets will be included in the calculation of Passage Net Cash.

“Passage Options” means options to purchase shares of Passage Common Stock granted by Passage, including, without limitation, under the Passage Equity Plans, but, for the avoidance of doubt, excluding the Passage ESPP.

“Passage Registered IP” means all Passage IP Rights that are owned or exclusively licensed by Passage or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Passage Restricted Stock Unit Awards” means restricted stock unit awards covering shares of Passage Common Stock granted by Passage, including, without limitation, restricted stock unit awards granted under the Passage 2020 Equity Incentive Plan and the Passage 2021 Equity Inducement Plan.

“Passage Triggering Event” shall be deemed to have occurred if: (i) Passage shall have failed to include in the Proxy Statement the Passage Board Recommendation, (ii) the Passage Board or any committee thereof evaluating any Acquisition Proposal shall have made a Passage Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal (other than with Remix), (iii) Passage shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4) or (iv) the Passage Board or any committee thereof evaluating any Acquisition Proposal shall have failed to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof.

“Permitted Encumbrance” means (i) any statutory liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Remix Unaudited Balance Sheet or the Passage Balance Sheet, as applicable, in accordance with GAAP, (ii) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Remix or Passage, as applicable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, (vi) imperfections of title and (vii) liens arising under applicable securities Laws.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any information concerning an identified or identifiable natural person.

“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.

“Remix Associate” means any current or former employee, officer, director, individual independent contractor or other individual non-employee service provider of Remix or any of its Subsidiaries.

“Remix Balance Sheet” means the audited balance sheet of Remix as of December 31, 2024.

“Remix Capital Stock” means Remix Common Stock and Remix Preferred Stock.

“Remix Capitalization Representations” means the representations and warranties of Remix set forth in Sections 3.6(a) and 3.6(d).

“Remix Common Stock” means the common stock, $0.0001 par value per share, of Remix.

“Remix Contract” means any Contract: (i) to which Remix or any of its Subsidiaries is a party, (ii) by which Remix or any of its Subsidiaries, any Remix IP Rights or any other asset of Remix or any of its Subsidiaries is or may become bound or under which Remix or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Remix or any of its Subsidiaries has or may acquire any right or interest.

“Remix Convertible Notes” means the outstanding unsecured convertible promissory notes, issued by Remix pursuant to the Remix Note Purchase Agreements.

“Remix Employee Plan” means any Employee Plan that Remix or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, (ii) provides benefits under or through, (iii) has any obligation to contribute to or provide benefits under or through, (iv) may reasonably be expected to have any Liability with respect to, or (v) utilizes to provide benefits to or otherwise cover any Remix Associate (or their spouses, dependents, or beneficiaries).

“Remix Equity Plan” means the Remix 2019 Stock Plan, as amended from time to time.

“Remix Exchange Ratio” means the quotient obtained by dividing (i) the number of Remix Merger Shares by (ii) the number of Remix Outstanding Shares.

“Remix Fundamental Representations” means the representations and warranties of Remix set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.20.

“Remix IP Rights” means all Intellectual Property that is (i) owned by or purported to be owned, whether wholly or jointly with others, by Remix or any of its Subsidiaries (“Remix Owned IP Rights”), or (ii) licensed or sublicensed to Remix or any of its Subsidiaries (“Remix Licensed IP Rights”), in each case, that is necessary for, or used or held for use in, the operation of the business of Remix and its Subsidiaries as presently conducted.

“Remix IP Rights Agreement” means any Contract governing, related to or pertaining to any Remix IP Rights other than any confidential information provided under confidentiality agreements.

“Remix Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Remix Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Remix or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Remix Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 3.3, Section 3.4, or Section 3.5), (ii) the taking of any action, or the failure to take any action, by Remix that is expressly required under the terms of this Agreement, (iii) any natural disasters or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic, financial and capital markets, or political conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Remix and its Subsidiaries operate, (vi) any change in the cash position of Remix and its Subsidiaries which results from operations in the Ordinary Course of Business, or (vii) any failure of Remix to meet any projections, business plans or forecasts (provided that, this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Remix Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Remix Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Remix and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Remix and its Subsidiaries operate.

“Remix Merger Shares” means, subject to Section 2.4(g), the product determined by multiplying (i) the Post-Closing Passage Shares by (ii) the Remix Allocation Percentage, in which:

“Aggregate Valuation” means the sum of (A) the Remix Equity Value, plus (B) the Passage Valuation, plus (C) the Concurrent Financing Proceeds.

“Passage Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Passage Valuation by (B) the Aggregate Valuation.

“Passage Equity Value” means $20,000,000.

“Passage Outstanding Shares” means, subject to Section 2.4(g) (including, if applicable and without limitation, the effects of the Reverse Stock Split and filing the Amended and Restated Passage Charter), the total number of shares of Passage Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, (A) the issuance of shares of Passage Common Stock in respect of all Passage ITM Options that will be outstanding as of immediately prior to the Effective Time calculated on a “treasury method” basis (and, for the avoidance of doubt, excluding any shares of Passage Common Stock in respect of Passage Options that are not Passage ITM Options), (B) the settlement in shares of Passage Common Stock of Passage Restricted Stock Unit Awards outstanding as of immediately prior to the Effective Time on a net settlement basis as provided in Section 5.13 (which, for the avoidance of doubt, excludes the shares of Passage Common Stock withheld under the RSU Withholding Amount) and (C) the exclusion of shares of Passage Common Stock held by Passage as treasury stock or owned by Remix or any of its Subsidiaries or any Subsidiary of Passage immediately prior to the Effective Time.

“Passage Valuation” means (A) the Passage Equity Value minus (B) the Passage Net Cash Deficiency (if any) plus (C) the Passage Net Cash Surplus (if any).

“Remix Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Remix Equity Value by (B) the Aggregate Valuation.

“Remix Equity Value” means $226,000,000.

“Passage Net Cash Deficiency” means, if Passage Net Cash is less than $4,500,000, then the amount, if any, that $5,000,000 exceeds the Passage Net Cash, calculated as of 12:01 am Eastern time on the Closing Date.

“Post-Closing Passage Shares” means the quotient determined by dividing (A) the Passage Outstanding Shares by (B) the Passage Allocation Percentage.

“Passage Net Cash Surplus” means, if Passage Net Cash is greater than $5,500,000, then the amount, if any, that the Passage Net Cash exceeds $5,000,000, calculated as of 12:01 am Eastern time on the Closing Date.

For the avoidance of doubt, the Concurrent Financing Proceeds shall not be included in the calculation or determination of the Passage Valuation or any component thereof. Set forth on Section 1.1(a)(iii) of the Passage Disclosure Schedule is an illustrative example of the calculation of the Remix Merger Shares calculation.

“Remix Note Purchase Agreement (2025)” means the Convertible Promissory Note and Warrant Purchase Agreement, by and among Remix and the lenders party thereto, dated as of November 14, 2025, as amended by that certain Omnibus Amendment No. 1 to Convertible Promissory Note and Warrant Purchase Agreement and Notes, dated as of the date hereof, and as may be further amended or supplemented from time to time.

“Remix Note Purchase Agreements” means, collectively, the Remix Note Purchase Agreement (2025) and the Remix Note Purchase Agreement (2026).

“Remix Options” means options to purchase shares of Remix Common Stock granted by Remix under the Remix Equity Plan.

“Remix Outstanding Shares” means, (i) the total number of shares of Remix Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Remix Preferred Stock Conversion and the Remix Convertible Notes Conversion) as expressed on a fully-diluted basis and as-converted to Remix Common Stock on a “treasury method” basis and assuming, without limitation or duplication, the issuance of all shares of Remix Common Stock that would be issued assuming the acceleration and exercise of all Remix Options and Remix Warrants outstanding as of immediately prior to the Effective Time, but, (ii) notwithstanding the foregoing, excluding all shares of Remix Common Stock issuable in connection with the Concurrent Financing, including, without limitation, the shares of Remix Common Stock issued pursuant to (x) the conversion of the Remix Convertible Notes (2026) in the Remix Convertible Notes Conversion and (y) the Subscription Agreement.

“Remix Preferred Stock” means, collectively, the Remix Series Seed Preferred Stock, Remix Series A Preferred Stock and Remix Series B Preferred Stock.

“Remix Registered IP” means all Remix IP Rights that are owned or exclusively licensed by Remix or any of its Subsidiaries that are registered, filed, issued or otherwise granted under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Remix Series A Preferred Stock” means the preferred stock, $0.0001 par value per share, of Remix, designated as Series A Preferred Stock.

“Remix Series B Preferred Stock” means the preferred stock, $0.0001 par value per share, of Remix, designated as Series B Preferred Stock.

“Remix Series Seed Preferred Stock” means the preferred stock, $0.0001 par value per share, of Remix, designated as Series Seed Preferred Stock.

“Remix Service Provider” means each Person who, as of the Effective Time, is an employee, non-employee director, advisor or independent contractor of Remix or any of its Subsidiaries or who is otherwise an “employee” of Passage or its Subsidiaries for purposes of a registration statement on Form S-8, in each case, as of the Effective Time.

“Remix Triggering Event” shall be deemed to have occurred if: (i) Remix shall have failed to include in the Information Statement the Remix Board Recommendation, (ii) the Remix Board or any committee thereof evaluating any Acquisition Proposal shall have made a Remix Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal (other than with Passage), (iii) Remix shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4) or (iv) the Remix Board or any committee thereof evaluating any Acquisition Proposal shall have failed to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof.

“Remix Warrants” means outstanding warrants to purchase shares of capital stock of Remix, issued pursuant to (i) the Remix Note Purchase Agreements and (ii) that certain Convertible Promissory Note and Warrant Purchase Agreement, dated as of December 22, 2023, by and among Remix and the lenders party thereto, as amended.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Reverse Stock Split” means a reverse stock split of all outstanding shares of Passage Common Stock at a reverse stock split ratio as mutually agreed to by Passage and Remix that is effected by Passage prior to the Effective Time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means, with respect to a Person, an Entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (ii) is on terms and conditions that the Remix Board or the Passage Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms and any termination or break-up fees and conditions to consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Remix’s stockholders or Passage’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions.

“Tax” means (i) any U.S. federal, state or local or non-U.S. tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, imputed underpayment amount, payroll tax, customs duty, escheat, unclaimed property, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to a Party, the aggregate amount (without duplication) of all costs, fees, Taxes and expenses incurred by such Party or any of its Subsidiaries (including Merger Sub), or for which such Party or any of its Subsidiaries are or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (i) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of such Party; (ii) the premiums, commissions and other fees paid or payable in connection with obtaining Passage’s D&O tail policy as set forth in Section 5.15(d); and (iii) the CVR Fees.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related law.

(ii)            Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Access Exceptions	5.3(a)
Access Exception Efforts	5.3(b)
Accounting Firm	2.8(e)
Agreement	Preamble
Allocation Certificate	5.22
Amended and Restated Passage Charter	2.3(c)
Anticipated Closing Date	2.8(a)
Assumed Option	2.4(h)
Capitalization Date	3.6(a)
Cash Determination Time	2.8(a)
Certificate of Merger	2.1
Closing	2.2
Closing Date	2.2
Code	Recitals
Costs	5.15(a)
CVR	2.5(a)
CVR Agreement	2.5(a)
CVR Fees	2.5(b)

Term	Section
D&O Indemnified Parties	5.15(a)
D&O tail policy	5.15(d)
Delivery Date	2.8(a)
Dispute Notice	2.8(b)
Disqualifying Event	4.22
Drug Regulatory Agency	3.14(c)
Effective Time	2.1
Exchange Agent	2.7(a)
FDA	3.14(c)
FDCA	3.14(c)
Final Passage Net Cash	2.8(c)
Form S-4	5.7(a)
Information Statement	5.8(a)
Intended Tax Treatment	Recitals
Legacy Assets	5.6(a)
Legacy Asset Disposition	5.6(a)
Liability	3.9
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Nasdaq Issuance Proposal	Recitals
Ordinary Course Agreement	3.16(f)
Outside Date	8.1(b)
Passage	Preamble
Passage Board	Recitals
Passage Board Adverse Recommendation Change	5.9(b)
Passage Board Recommendation	5.9(b)
Passage Certifications	4.7(a)
Passage Charter Amendment Proposal	Recitals
Passage Closing Certificate	6.2(d)
Passage Common Stock	4.6(a)
Passage Designee	5.19(a)(i)
Passage Disclosure Schedule	Article IV
Passage IT Systems	4.23(b)
Passage Lock-Up Agreements	Recitals
Passage Material Contract	4.13(a)
Passage Net Cash Calculation	2.8(a)
Passage Net Cash Schedule	2.8(a)
Passage Permits	4.14(b)
Passage Preferred Stock	4.6(a)
Passage Privacy Policies	4.23(a)
Passage Product Candidates	4.14(d)
Passage Real Estate Leases	4.11
Passage Regulatory Permits	4.14(d)
Passage Stockholder Matters	5.9(a)

Term	Section
Passage Stockholder Meeting	5.9(a)
Passage Stockholder Support Agreement	Recitals
Passage 401(k) Plan	5.28
PHSA	3.14(c)
Pre-Closing Distribution	2.5(a)
Pre-Closing Period	5.1
Proxy Statement	5.7(a)
Registration Statement	5.7(a)
Remix	Preamble
Remix Board	Recitals
Remix Board Recommendation	5.8(c)
Remix Certification	3.7(a)
Remix Charter Amendment	Recitals
Remix Closing Certificate	6.3(d)
Remix Convertible Notes Conversion	2.4(a)
Remix Disclosure Schedule	Article III
Remix Financial Statements	3.7(a)
Remix IT Systems	3.22(b)
Remix Lock-Up Agreements	Recitals
Remix Material Contract	3.13(a)
Remix Permits	3.14(b)
Remix Note Purchase Agreement (2026)	Recitals
Remix Preferred Stock Conversion	2.4(b)
Remix Privacy Policies	3.22(a)
Remix Product Candidates	3.14(d)
Remix Real Estate Leases	3.11
Remix Regulatory Permits	3.14(d)
Remix Stockholder Support Agreement	Recitals
Remix Stockholder Written Consents	Recitals
Remix Unaudited Balance Sheet	3.7(a)
Remix Unaudited Financial Statements	3.7(a)
Required Passage Stockholder Vote	4.4
Required Remix Stockholder Vote	3.4
Response Date	2.8(b)
Reverse Stock Split Proposal	5.9(a)
RSU Withholding Amount	5.13
Spun-Off Plan	5.28
Subscription Agreement	Recitals
Surviving Corporation	2.1
Transfer Tax	5.16(a)

1.2            Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, and substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Remix Disclosure Schedule or the Passage Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III or Article IV respectively. The disclosures in any section or subsection of the Remix Disclosure Schedule or the Passage Disclosure Schedule shall qualify other sections and subsections in Article III or Article IV respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail prior to the execution of this Agreement. The inclusion of any information in the Remix Disclosure Schedule or Passage Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Remix Material Adverse Effect or Passage Material Adverse Effect, as the case may be, or is outside the Ordinary Course of Business.

Article II
THE MERGER

2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Passage and Remix shall cause Merger Sub to be merged with and into Remix, whereupon the separate existence of Merger Sub shall cease and Remix shall continue as the Surviving Corporation of the Merger and as a wholly owned subsidiary of Passage (the “Surviving Corporation”). At the Closing, Passage and Remix shall cause the Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger, satisfying the applicable requirements of Delaware Law and in a form to be mutually agreed upon by the Parties prior to the Closing (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of Passage and Remix (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.2            Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place remotely, (a) no later than the second Business Day after all the conditions precedent set forth in Article VI shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (b) at such other time, date and place as the Parties may mutually agree upon in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.3            Organizational Documents; Directors and Officers.

(a)            Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of Remix as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit E, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law.

(b)            Bylaws of the Surviving Corporation. Passage and Remix shall take all actions necessary so that, at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation (with the name of Remix Operations, Inc. as the Surviving Corporation’s name) until thereafter amended in accordance with Delaware Law and as provided in the Surviving Corporation’s Organizational Documents.

(c)            Certificate of Incorporation of Passage. At the Effective Time, Passage shall file an amended and restated certificate of incorporation to (i) change the name of Passage to “Remix Therapeutics, Inc.,” (ii) if Passage and Remix mutually agree to complete the Reverse Stock Split, effect the Reverse Stock Split and (iii) make such other changes as shall be mutually agreed upon by Passage and Remix and adopted at the Passage Stockholder Meeting (the certificate of incorporation, as amended and restated, the “Amended and Restated Passage Charter”).

(d)            Bylaws of Passage. At the Effective Time, the Passage and the Passage Board shall take all actions necessary to amend and restate its Amended and Restated Bylaws in the form agreed to by Passage and Remix.

(e)            Directors and Officers. The directors and officers, each to hold office in accordance with the provisions of Delaware Law and the Surviving Corporation’s Organizational Documents immediately after the Effective Time, shall be as set forth in Section 5.19.

2.4            Conversion of Remix Convertible Notes; Effect on Shares; Treatment of Remix Options and Remix Warrants.

(a)            All Remix Convertible Notes shall be converted into shares of Remix Common Stock as of immediately prior to the Effective Time in accordance with, and pursuant to the terms and conditions of, the Remix Convertible Notes (the “Remix Convertible Notes Conversion”).

(b)            All Remix Preferred Stock shall be converted into shares of Remix Common Stock as of immediately prior to the Effective Time in accordance with, and pursuant to the terms and conditions of, the Organizational Documents of Remix (the “Remix Preferred Stock Conversion”).

(c)            At the Effective Time (after giving effect to the Remix Preferred Stock Conversion and the Remix Convertible Notes Conversion), by virtue of the Merger and without any further action on the part of Passage, Merger Sub, Remix or any stockholder of Remix, subject to Section 2.4(e), the Remix Common Stock outstanding immediately prior to the Effective Time (excluding (i) Remix Common Stock issued in the Concurrent Financing, (ii) Remix Common Stock held by Remix as treasury stock or by Passage or any of its direct or indirect subsidiaries as of immediately prior to the Effective Time (“Remix Treasury Shares”) and (iii) Dissenting Remix Shares) shall be converted solely into the right to receive a number of shares of Passage Common Stock equal to the amount of Remix Merger Shares multiplied by the applicable stockholder’s percentage interest in Remix Outstanding Shares as set forth on the Allocation Certificate and, if any such Remix Common Stock is unvested or is subject to a repurchase option or a risk of forfeiture under any applicable restricted stock, restricted stock unit award agreement or other similar agreement with Remix, then the shares of Passage Common Stock issued in exchange for such Remix Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture.

(d)            At the Effective Time, by virtue of the Merger and without further action on the part of Passage, Merger Sub, Remix or any stockholder of Remix, (i) subject to Section 2.4(e), the Remix Common Stock issued in the Concurrent Financing shall be converted solely into the right to receive a number of shares of Passage Common Stock equal to the amount of Concurrent Financing Merger Shares multiplied by the percentage of the Concurrent Financing Proceeds represented by the applicable stockholder’s investment in the Concurrent Financing, as set forth on the Allocation Certificate and (ii) the Remix Treasury Shares will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(e)            No fractional shares of Passage Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Passage Common Stock a holder of Remix Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.

(f)            At the Effective Time, by virtue of the Merger and without any further action on the part of Passage, Merger Sub, Remix or any stockholder of Remix, each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. If applicable, each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation until presented for transfer or exchange.

(g)            If, between the date of this Agreement and the Effective Time, the outstanding Remix Common Stock or Passage Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination (including the effects of the Reverse Stock Split and the filing the Amended and Restated Passage Charter, to the extent the effects of the Reverse Stock Split and the effects of filing the Amended and Restated Passage Charter have not previously been taken into account in calculating the Remix Merger Shares) or exchange of shares or other like change, Remix Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Remix Common Stock and Passage Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Remix or Passage to take any action with respect to Remix Common Stock or Passage Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(h)            Each Remix Option outstanding immediately prior to the Effective Time and held by a Remix Service Provider shall automatically without any further action on the part of Passage, Merger Sub, Remix or any holder of a Remix Option, be converted, at the Effective Time, into an option (an “Assumed Option”) to acquire, on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Remix Equity Plan and option agreement applicable to such Remix Option immediately prior to the Effective Time, the number of shares of Passage Common Stock determined by multiplying the number of shares of Remix Common Stock subject to such Remix Option immediately prior to the Effective Time by the Remix Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Remix Option immediately prior to the Effective Time by the Remix Exchange Ratio, rounding up to the nearest whole cent; provided that the conversion of the Remix Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Remix Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, Passage will assume the Remix Equity Plan.

(i)            At the Effective Time, each Remix Warrant that is issued and outstanding as of immediately prior to the Effective Time shall be treated in accordance with its terms and conditions.

(j)            As soon as reasonably practicable following the Closing Date (but in no event later than five (5) Business Days after Passage first becomes eligible to use Form S-8 for the assumed Remix Options), Passage will file an appropriate registration statement on Form S-8 (or such other appropriate form, if required) with respect to the offering of the shares of Passage Common Stock issuable upon the exercise of the assumed Remix Options and will use reasonable best efforts to maintain the effectiveness of registration statement thereafter for so long as any of such Remix Options remain outstanding.

2.5            Contingent Value Right.

(a)            Prior to the Effective Time, Passage shall declare a distribution (the “Pre-Closing Distribution”) of contingent value rights (each, a “CVR”) to the holders of record of Passage Common Stock as of the record date for the Pre-Closing Distribution. Each such holder shall be entitled to receive one CVR for each outstanding share of Passage Common Stock held by such holder as of such date (less applicable withholding Taxes). Each CVR shall represent the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit F, to be entered into between Passage and Computershare Trust Company, N.A. (or such other nationally recognized rights agent agreed to between Passage and Remix) (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to Passage and Remix (the “CVR Agreement”). The record date for the Pre-Closing Distribution shall be the close of business on the last Business Day prior to the day on which the Effective Time occurs and the payment date for the Pre-Closing Distribution shall be three (3) Business Days after the Effective Time; provided that the payment of such distribution may be conditioned upon the occurrence of the Effective Time. In connection with the Pre-Closing Distribution, Passage shall cause the CVR Agreement to be duly authorized, executed and delivered by Passage and the Exchange Agent.

(b)            Passage agrees to pay all costs and fees associated with any action contemplated by this Section 2.5 (the “CVR Fees”).

2.6            Closing of Remix’s Transfer Books. At the Effective Time: (a) all Remix Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.4(c) and Section 2.4(d), as applicable, and all holders of certificates representing Remix Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Remix (other than the right to receive Remix Merger Shares or, in the case of Dissenting Remix Shares, the rights pursuant to Section 2.11) and (b) the stock transfer books of Remix shall be closed with respect to all Remix Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Remix Common Stock shall be made on such stock transfer books after the Effective Time.

2.7            Surrender of Remix Common Stock.

(a)            On or prior to the Closing Date, Passage and Remix shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Passage shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Passage Common Stock issuable pursuant to Section 2.4(c) and Section 2.4(d), as applicable, in exchange for Remix Common Stock.

(b)            Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Remix Common Stock that were converted into the right to receive Remix Merger Shares: (i) a letter of transmittal in customary form and containing such provisions as Passage may reasonably specify and (ii) instructions for effecting the surrender of Remix Common Stock in exchange for book-entry shares of Passage Common Stock. Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Passage, the holder of such Remix Common Stock shall be entitled to receive in exchange therefor book-entry shares representing Remix Merger Shares (in a number of whole shares of Passage Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.4(c) and Section 2.4(d), as applicable.

(c)            No dividends or other distributions declared or made with respect to Passage Common Stock with a record date after the Effective Time shall be paid to the holder of any Remix Common Stock with respect to the shares of Passage Common Stock that such holder has the right to receive in the Merger until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)            Any shares of Passage Common Stock deposited with the Exchange Agent that remain undistributed to holders of Remix Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Passage upon demand, and any holders of Remix Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.7 (other than holders of Remix Treasury Shares or Dissenting Remix Shares) shall thereafter look only to Passage for satisfaction of their claims for Passage Common Stock and any dividends or distributions with respect to shares of Passage Common Stock.

(e)            No Party shall be liable to any holder of any Remix Common Stock or to any other Person with respect to any shares of Passage Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8            Calculation of Net Cash.

(a)            Not less than ten (10) Business Days prior to the anticipated date for Closing as mutually agreed to in good faith by Passage and Remix (the “Anticipated Closing Date”), Passage will deliver to Remix a schedule (the “Passage Net Cash Schedule”, and the date of delivery of the Passage Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Passage’s good faith, estimated calculation of Passage Net Cash (the “Passage Net Cash Calculation”) as of the close of business on the Closing Date (the “Cash Determination Time”) prepared and certified by Passage’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Passage). Passage shall make available to Remix (electronically to the greatest extent possible), as reasonably requested by Remix, the work papers and back-up materials used or useful in preparing the Passage Net Cash Schedule (including, with respect to Transaction Expenses, estimated final invoices and current accounts receivable from each advisor to Passage) and, if reasonably requested by Remix, Passage’s accountants and counsel at reasonable times and upon reasonable notice. The Passage Net Cash Calculation shall include Passage’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1 necessary to calculate Remix Merger Shares. Set forth on Section 2.8(a) of the Passage Disclosure Schedule is an illustrative example of a Passage Net Cash calculation calculated on a hypothetical basis as of the date described therein.

(b)            Within five (5) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Remix shall have the right to dispute any part of the Passage Net Cash Calculation by delivering a written notice to that effect to Passage (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail, to the extent known, the nature and amounts of any proposed revisions to the Passage Net Cash Calculation.

(c)            If, on or prior to the Response Date, Remix notifies Passage in writing that it has no objections to the Passage Net Cash Calculation or, if prior to 5:00 p.m. (New York City time) on the Response Date, Remix has failed to deliver a Dispute Notice as provided in Section 2.8(b), then the Passage Net Cash Calculation as set forth in the Passage Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Passage Net Cash at the Cash Determination Time (the “Final Passage Net Cash”) for purposes of this Agreement.

(d)            If Remix delivers a Dispute Notice on or prior to 5:00 p.m. (New York City time) on the Response Date, then Representatives of Passage and Remix shall promptly, and in no event later than one calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Passage Net Cash, which agreed upon Passage Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Passage Net Cash for purposes of this Agreement.

(e)            If Representatives of Passage and Remix are unable to negotiate an agreed-upon determination of Final Passage Net Cash pursuant to Section 2.8(d) within two (2) calendar days after delivery of the Dispute Notice (or such other period as Passage and Remix may mutually agree upon), then any remaining disagreements as to the calculation of Passage Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Passage and Remix or another independent auditor of recognized national standing mutually agreed upon by Passage and Remix (the “Accounting Firm”). Passage shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Passage Net Cash Schedule, and Passage and Remix shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. Passage and Remix shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Passage and Remix. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Passage Net Cash made by the Accounting Firm shall be made in writing delivered to each of Passage and Remix, shall be final and binding on Passage and Remix and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Passage Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(e). The fees and expenses of the Accounting Firm shall be allocated between Passage and Remix in the same proportion that the disputed amount of the Passage Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Passage Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Remix and any other fees, costs or expenses incurred by Remix following the Anticipated Closing Date in connection with the procedures set forth in this Section 2.8(e) shall be deducted from the final determination of the amount of Passage Net Cash. If this Section 2.8(e) applies as to the determination of the Final Passage Net Cash described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(e), the Parties shall not be required to determine Passage Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date.

2.9            Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Remix, then the officers and managers of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Remix, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10          Withholding. Each of the Exchange Agent, Passage and the Surviving Corporation and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement (including the Pre-Closing Distribution) such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided, however, that if a Withholding Agent determines that any payment in connection with the Contemplated Transactions is subject to deduction and/or withholding, then, except with respect to compensatory payments, the Pre-Closing Distribution or as a result of a failure to deliver the certificate described in Section 5.16(b), such Withholding Agent shall use commercially reasonable efforts to (i) provide reasonable advance notice to such recipient of any required deduction or withholding and (ii) reasonably cooperate with such recipient to reduce or eliminate any such deduction and/or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be (i) timely remitted to the appropriate Governmental Authority, and (ii) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.11          Statutory Rights of Appraisal.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, if required by Delaware Law (but only to the extent required thereby), all shares of Remix Common Stock that are issued and outstanding as of immediately prior to the Effective Time (other than the Remix Treasury Shares) and held by any Person (or beneficially owned by a “beneficial owner” of shares of Remix Common Stock held either in a voting trust or by a nominee on behalf of the beneficial owner) who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand and has properly and validly exercised their statutory rights of appraisal in respect of such shares of Remix Common Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Remix Shares”) will not be converted into, or represent the right to receive, the shares of Passage Common Stock that such holder has the right to receive in the Merger pursuant to Section 2.4. Holders or beneficial owners of Dissenting Remix Shares will be entitled to receive payment of the appraised value of such Dissenting Remix Shares in accordance with the provisions of Section 262 of Delaware Law (it being understood and acknowledged that such Dissenting Remix Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder or beneficial owner shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Remix Shares to the extent afforded by Section 262 of Delaware Law), except that all Dissenting Remix Shares held or beneficially owned by any Person who shall have failed to perfect or who shall have effectively withdrawn, waived or lost their rights to appraisal of such Dissenting Remix Shares pursuant to Section 262 of Delaware Law will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Passage Common Stock that such holder has the right to receive in the Merger, without interest thereon, upon such holder’s compliance with the requirements set forth in Section 2.7(b).

(b)            Remix will give Passage prompt notice of any demands for appraisal received by Remix, withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by Remix in respect of Dissenting Remix Shares or otherwise asserting any dissenters’ rights or rights of appraisal in respect of Remix Common Stock.

Article III
REPRESENTATIONS AND WARRANTIES OF REMIX

Except as set forth in the written disclosure schedule delivered by Remix to Passage (the “Remix Disclosure Schedule”), Remix represents and warrants to Passage and Merger Sub as follows:

3.1            Due Organization; Subsidiaries.

(a)            Remix is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)            Each of Remix and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business and the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Remix Material Adverse Effect.

(c)            Except as set forth on Section 3.1(c) of the Remix Disclosure Schedule, Remix has no Subsidiaries and Remix does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control, directly or indirectly, any other Entity. Remix is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Remix has not agreed and is not obligated to make, nor is Remix bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Remix has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2            Organizational Documents. Remix has delivered to Passage accurate and complete copies of Remix’s Organizational Documents. Remix is not in breach or violation of its Organizational Documents in any material respect.

3.3            Authority; Binding Nature of Agreement. Remix has all necessary corporate power and authority to enter into and, subject to obtaining the Required Remix Stockholder Vote, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Remix Board (at meetings duly called and held) has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Remix and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend the Remix Board Recommendation to the stockholders of Remix. This Agreement has been duly executed and delivered by Remix and assuming the due authorization, execution and delivery by Passage and Merger Sub, constitutes the legal, valid and binding obligation of Remix, enforceable against Remix in accordance with its terms, subject to the Enforceability Exceptions.

3.4            Vote Required. The affirmative vote of the holders of at least (i) a majority in voting power of the shares of Remix Capital Stock outstanding on the record date and (ii) a majority in voting power of the shares of Remix Preferred Stock, voting together as a single class on an as-converted basis, outstanding on the record date (together, the “Required Remix Stockholder Vote”), is the only vote of the holders of any class or series of Remix Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5            Non-Contravention; Consents.

(a)            Subject to obtaining the Required Remix Stockholder Vote and the filing of the Certificate of Merger and the Remix Charter Amendment as required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Remix, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)             contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Remix or its Subsidiaries;

(ii)            contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Remix or its Subsidiaries, or any of the assets owned or used by Remix or its Subsidiaries, is subject;

(iii)           contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Remix or its Subsidiaries or that otherwise relates to the business of Remix, or any of the assets owned, leased or used by Remix;

(iv)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Remix Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Remix Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Remix Material Contract, (C) accelerate the maturity or performance of any Remix Material Contract or (D) cancel, terminate or modify any term of any Remix Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Remix or its Subsidiaries (except for Permitted Encumbrances).

(b)            Except for (i) any Consent set forth on Section 3.5(a) of the Remix Disclosure Schedule under any Remix Contract, (ii) the Required Remix Stockholder Vote, (iii) the filing of the Certificate of Merger and the Remix Charter Amendment with the Secretary of State of the State of Delaware pursuant to Delaware Law, (iv) any filing that may be required under the HSR Act and any other applicable Antitrust Laws or competition, investment or similar Laws and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Remix nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)            The Remix Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6            Capitalization.

(a)            The authorized capital stock of Remix consists of (i) 162,000,000 shares of Remix Common Stock, of which 7,833,976 shares have been issued and are outstanding as of the close of business on June 22, 2026 (the “Capitalization Date”), and (ii) 124,133,326 shares of Remix Preferred Stock, of which (A) 17,964,705 shares have been designated Remix Series Seed Preferred Stock, all of which shares have been issued and are outstanding as of the Capitalization Date, (B) 35,714,365 shares have been designated Remix Series A Preferred Stock, of which 35,661,683 shares have been issued and are outstanding as of the Capitalization Date and (C) 70,454,256 shares have been designated Remix Series B Preferred Stock, of which 64,509,877 shares have been issued and are outstanding as of the Capitalization Date. Remix does not hold any shares of its capital stock in its treasury as of the Capitalization Date. Since the Capitalization Date through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Remix Options outstanding as of the Capitalization Date and included in Section 3.6(c) of the Remix Disclosure Schedule, neither Remix nor any of its Subsidiaries has issued any shares of capital stock or other securities of Remix. Each share of Remix Preferred Stock is convertible into one share of Remix Common Stock. There are no declared or accrued but unpaid dividends with respect to any shares of the Remix Capital Stock and Remix has never declared or paid any dividend or other distribution.

(b)            All of the outstanding shares of Remix Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Remix Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Remix Capital Stock is subject to any right of first refusal in favor of Remix. Except as contemplated herein, there is no Remix Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Remix Capital Stock. Remix is not under any obligation, nor is Remix bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Remix Capital Stock or other securities. Section 3.6(b) of the Remix Disclosure Schedule accurately and completely describes all repurchase rights held by Remix with respect to shares of Remix Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. The shares of Remix Capital Stock are uncertificated.

(c)            Except for the Remix Equity Plan and the Remix Options granted thereunder, Remix does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the date of this Agreement, Remix has reserved 23,696,650 shares of Remix Common Stock for issuance under the Remix Equity Plan, of which 260,796 shares of Remix Common Stock have been issued and are outstanding pursuant to restricted stock purchase agreements, 1,976,340 shares of Remix Common Stock have been issued and are outstanding pursuant to the exercise of Remix Options, 17,638,267 shares of Remix Common Stock are subject to outstanding Remix Options, and 3,821,247 shares of Remix Common Stock remain available for future grant pursuant to the Remix Equity Plan. Section 3.6(c) of the Remix Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each outstanding Remix Option, including: (i) the name of the holder, (ii) the number of shares of Remix Common Stock subject to such Remix Option, (iii) the exercise price of each Remix Option, (iv) the date on which such Remix Option was issued, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) whether the Remix Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Remix has made available to Passage accurate and complete copies of the following: (A) the Remix Equity Plan, (B) the standard form of agreement evidencing Remix Options; and (C) each agreement evidencing a Remix Option that does not conform in all material respects to the standard form agreement. Section 3.6(c) of the Remix Disclosure Schedule sets forth, as of the date of this Agreement, the type and amount of Remix Capital Stock issuable upon exercise of the outstanding Remix Warrants.

(d)            Except as set forth on Section 3.6(c) of the Remix Disclosure Schedule, as of the Capitalization Date there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Remix, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Remix, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Remix is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Remix.

(e)            All outstanding shares of Remix Capital Stock, Remix Options, Remix Warrants, Remix Convertible Notes and other securities of Remix have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7            Financial Statements.

(a)            Section 3.7(a) of the Remix Disclosure Schedule includes true and complete copies of (i) the Remix Balance Sheet and the related audited statement of income, cash flow and changes in stockholders’ equity for the year ended December 31, 2024 (the “Remix Audited Financial Statements”), (ii) Remix’s unaudited balance sheet and the related unaudited statement of income, cash flow and changes in stockholders’ equity for the year ended December 31, 2025 (the “Remix Unaudited Financial Statements”), and (iii) Remix’s unaudited balance sheet (the “Remix Unaudited Balance Sheet”) and the related unaudited statement of income, cash flow and changes in stockholders’ equity for the three (3) months ended March 31, 2026 (the “Remix Interim Financial Statements” and collectively, with the Remix Audited Financial Statements and the Remix Unaudited Financial Statements, the “Remix Financial Statements”).

(b)            The Remix Financial Statements (i) were prepared in accordance with GAAP (except (x) as may be indicated in the notes thereto, (y) the Remix Unaudited Financial Statements and the Remix Interim Financial Statements may not contain all footnotes required by GAAP, and (z) the Remix Interim Financial Statements are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the financial position of Remix as of the respective dates thereof and the results of operations and cash flows of Remix for the periods covered thereby. The Remix Audited Financial Statements required by applicable Law to be included in the Registration Statement shall, when delivered by Remix for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.7, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. Other than as expressly disclosed in the Remix Financial Statements, there has been no material change in Remix’s accounting methods or principles that would be required to be disclosed in Remix’s financial statements in accordance with GAAP. The books of account and other financial records of Remix and each of its Subsidiaries are true and complete in all material respects.

(c)            There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Remix, the Remix Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls.

(d)            Remix and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Remix and its Subsidiaries in conformity with GAAP and to maintain accountability of Remix’s and its Subsidiaries’ assets, (iii) access to Remix’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for Remix and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. Remix and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e)            Remix’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Remix, “independent” with respect to Remix within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Remix, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8            Absence of Changes. Except as set forth on Section 3.8 of the Remix Disclosure Schedule, since January 1, 2025, Remix and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Remix Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Remix pursuant to Sections 5.1(a), 5.1(c), 5.1(e), 5.1(k), 5.1(l), 5.1(m), 5.1(n), and 5.1(p) (only with respect to the foregoing Sections) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9            Absence of Undisclosed Liabilities. Neither Remix nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Remix Unaudited Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Remix or its Subsidiaries since the date of the Remix Unaudited Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Remix or any of its Subsidiaries under Remix Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Subscription Agreement and (e) Liabilities described in Section 3.9 of the Remix Disclosure Schedule.

3.10            Title to Assets. Each of Remix and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Remix Unaudited Balance Sheet and (b) all other tangible assets reflected in the books and records of Remix as being owned by Remix. All of such assets are owned or, in the case of leased assets, leased by Remix or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11            Real Property; Leasehold. Neither Remix nor any of its Subsidiaries owns or has ever owned any real property, nor is Remix or any of its Subsidiaries party to any agreement to purchase or sell any real property. Remix has made available to Passage (a) an accurate and complete list of all real properties with respect to which Remix directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Remix or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Remix Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Remix or to the Knowledge of Remix, the other party thereto.

3.12            Intellectual Property.

(a)            Section 3.12(a) of the Remix Disclosure Schedule is an accurate, true and complete listing of all Remix Registered IP (other than domain names), including for each item the record owner (and name of any other Person with an ownership interest in such item of Remix Registered IP, if any, and the nature of such ownership interest), jurisdiction, status, date of registration or application, and registration or application number of each item, as applicable. Section 3.12(a) of the Remix Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names in Remix Registered IP or with respect to which Remix or any of its Subsidiaries is the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar.

(b)            Section 3.12(b) of the Remix Disclosure Schedule accurately identifies all Remix Contracts pursuant to which any material Remix IP Rights are licensed to Remix or any of its Subsidiaries (other than to the extent such Remix IP Rights are non-exclusively licensed and are (A) any non-customized software that (1) is licensed solely in executable or object code form, or provided as a service, pursuant to a nonexclusive license to such software and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Remix’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided subject to confidentiality obligations, (D) proprietary information and inventions assignment agreements or consulting agreements between Remix or its Subsidiaries and their respective employees or individual independent contractors that are substantially on Remix’s standard form thereof, (E) ancillary to a sale of products or services to customers or (F) incidental to the provision of services from contract manufacturers, suppliers, distributors or other service providers to Remix or any of its Subsidiaries). To the Knowledge of Remix, each Remix Contract listed in Section 3.12(b) of the Remix Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Remix, its Subsidiaries and each other party thereto, and is enforceable against Remix, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Remix, neither Remix, its Subsidiaries, nor any other party to any Remix Contract listed in Section 3.12(b) of the Remix Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Remix Contract listed in Section 3.12(b) of the Remix Disclosure Schedule.

(c)            Section 3.12(c) of the Remix Disclosure Schedule accurately identifies each Remix Contract pursuant to which any Person other than Remix or any of its Subsidiaries has been granted any material license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Remix IP Rights (other than (i) any confidential information provided subject to confidentiality obligations and (ii) any Remix IP Rights to the extent nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Remix’s or its Subsidiaries’ benefit). To the Knowledge of Remix, each Remix Contract listed in Section 3.12(c) of the Remix Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Remix, its Subsidiaries and each other party thereto, and is enforceable against Remix, its Subsidiaries and each other party thereto in accordance with its terms. Neither Remix, its Subsidiaries nor, to the Knowledge of Remix, any other party to any Remix Contract listed in Section 3.12(c) of the Remix Disclosure Schedule has provided or received any written notice or allegation of breach under, or intention to terminate (including by non-renewal), any Remix Contract listed in Section 3.12(c) of the Remix Disclosure Schedule.

(d)            Except as identified on Section 3.12(d) of the Remix Disclosure Schedule, neither Remix nor any of its Subsidiaries is bound by, no Remix Owned IP Rights are subject to, and to the Knowledge of Remix, no Remix Licensed IP Rights that are exclusively licensed to Remix or any of its Subsidiaries are subject to (other than the rights of the applicable licensors), any Contract containing any covenant or other provision that materially limits or restricts the ability of Remix or any of its Subsidiaries to use, exploit, assert, or enforce any Remix Registered IP anywhere in the world.

(e)            Remix or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Remix Owned IP Rights (other than co-owned rights identified in Section 3.12(b) of the Remix Disclosure Schedule), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(f)            (i) All documents and instruments necessary to register or apply for or renew registration of Remix Registered IP owned by Remix or any of its Subsidiaries, and (ii) to the Knowledge of Remix, all documents and instruments necessary to register or apply for or renew registration of Remix Registered IP exclusively licensed to Remix or any of its Subsidiaries, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. (A) Remix or its Subsidiaries have paid all renewal and maintenance fees, annuities and other fees with respect to the Remix Registered IP owned by Remix or any of its Subsidiaries and (B) to the Knowledge of Remix, Remix or its Subsidiaries have executed all documents and instruments necessary to register or apply for or renew registration of Remix Registered IP exclusively licensed to Remix or any of its Subsidiaries, in each case (A) and (B) that are due and payable as of the date of this Agreement.

(g)            Each Person who is or was an employee, contractor or consultant of Remix or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any material Intellectual Property for Remix or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all rights, title and interests in and to such Intellectual Property to Remix or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Remix and its Subsidiaries.

(h)            To the Knowledge of Remix, no current or former member, officer, director, or employee of Remix or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Remix Owned IP Rights. To the Knowledge of Remix, no employee of Remix or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Remix or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Remix Owned IP Rights purported to be owned by Remix or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Remix Owned IP Rights purported to be owned by Remix or such Subsidiary.

(i)            Except as set forth on Section 3.12(i) of the Remix Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Remix Owned IP Rights, or, to the Knowledge of Remix, any Remix Licensed IP Rights that are exclusively licensed to Remix or any of its Subsidiaries, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Remix Owned IP Rights, or, to the Knowledge of Remix, any Remix Licensed IP Rights that are exclusively licensed to Remix or any of its Subsidiaries. To the Knowledge of Remix, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Remix Owned IP Rights, or, to the Knowledge of Remix, any Remix Licensed IP Rights that are exclusively licensed to Remix or any of its Subsidiaries. Without limiting the generality of the foregoing, to the Knowledge of Remix, no invention claimed or covered by any Patent within the Remix Owned IP Rights, or, to the Knowledge of Remix, any Remix Licensed IP Rights that are exclusively licensed to Remix or any of its Subsidiaries, (A) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (B) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or (C) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patents that are part of the Remix IP Rights.

(j)            Remix and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Remix or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of Remix, neither Remix nor any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such trade secrets or confidential information. To the Knowledge of Remix, there have been no material security breaches, outages, violations or unauthorized access to any of the proprietary information that Remix or any of its Subsidiaries holds, or purports to hold, as confidential or a trade secret, except as would not have, individually or in the aggregate, a Remix Material Adverse Effect.

(k)            Except as set forth on Section 3.12(k) of the Remix Disclosure Schedule, neither Remix nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Remix IP Rights to any other Person.

(l)            To the Knowledge of Remix, neither Remix nor any of its Subsidiaries has taken or failed to take any action that could be reasonably expected to result in the abandonment, invalidity, cancellation, forfeiture, relinquishing, invalidation or unenforceability of any Remix Registered IP (including with respect to any Trademark, a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill), other than in the Ordinary Course of Business by Remix for Patent or Trademark prosecution. To the Knowledge of Remix, each item of Remix Registered IP has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Remix, each of the Patents included in the Remix Registered IP accurately identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Remix, neither Remix nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Remix Registered IP. Each of Remix and its Subsidiaries and their respective counsel have complied with their duties of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to any of the Remix Registered IP.

(m)           To the Knowledge of Remix, the Remix IP Rights constitute all Intellectual Property necessary for Remix and each of its Subsidiaries to conduct its business as currently conducted or proposed to be conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(n)            Remix has delivered, or made available to Passage, a complete and accurate copy of all material Remix IP Rights Agreements.

(o)            To the Knowledge of Remix, the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product under development by Remix or any of its Subsidiaries does not violate, and, since June 1, 2023, has not violated, any license or agreement between Remix or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Remix, does not violate, infringe or misappropriate, and, since June 1, 2023, has not violated, infringed or misappropriated, any valid and issued Patent or other Intellectual Property of any other Person. To the Knowledge of Remix, no third party is violating, infringing or misappropriating or, since June 1, 2023, has violated, infringed or misappropriated any Remix IP Rights, or otherwise is breaching or, since June 1, 2023, has breached any material Remix IP Rights Agreement.

(p)            As of the date of this Agreement, neither Remix nor any of its Subsidiaries is, or, since June 1, 2023, has been, a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Remix Registered IP. None of the Remix Owned IP Rights, and to the Knowledge of Remix, the Remix Licensed IP Rights that are exclusively licensed to Remix or any of its Subsidiaries, have been adjudged invalid or unenforceable in whole or part, and all Remix Owned IP Rights, and to the Knowledge of Remix, all Remix Licensed IP Rights that are exclusively licensed to Remix or any of its Subsidiaries, are in full force and effect. No Patents within the Remix Registered IP owned by Remix or any of its Subsidiaries, or to the Knowledge of Remix, no Patents within the Remix Registered IP exclusively licensed to Remix or any of its Subsidiaries, have been subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, or post grant review), reissue, cancellation, opposition, claim, allegation or other action, including any proceeding in which the scope, validity, inventorship, ownership or enforceability of any such Patent is being or has been contested or challenged. Since June 1, 2023, neither Remix nor any of its Subsidiaries have received any written notice asserting that any Remix Registered IP or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Remix or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(q)            Except as set forth on Section 3.12(q) of the Remix Disclosure Schedule, to the Knowledge of Remix, no registered trademark or trade name owned, used, or applied for by Remix or any of its Subsidiaries conflicts or interferes with any registered trademark or trade name owned, used, or applied for by any other Person except as would not have a Remix Material Adverse Effect. To the Knowledge of Remix, none of the goodwill associated with or inherent in any registered trademark in which Remix or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Remix in accordance with GAAP.

(r)            Except (i) as would not have a Remix Material Adverse Effect or (ii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Remix or any of its Subsidiaries, to the Knowledge of Remix, (A) neither Remix nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Remix or any of its Subsidiaries, taken as a whole and (B) neither Remix nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(s)            To the Knowledge of Remix, neither Remix nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment, or transfer to any other third party of any license or other right to or in any Remix Registered IP, (ii) result in breach of, default under, termination of, or acceleration or modification of such Contract with respect to any Remix Registered IP, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to the right of Remix or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Remix Registered IP or portion thereof, or (iv) result in Remix or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Remix Registered IP, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not, individually or in the aggregate, result in a Remix Material Adverse Effect.

(t)            Notwithstanding any other provisions of this Agreement, Passage acknowledges and agrees that the representations and warranties contained in this Section 3.12 are the only representations or warranties made by Remix or any of its Subsidiaries with respect to Intellectual Property, and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.13            Agreements, Contracts and Commitments.

(a)            Other than Excepted Contracts, Section 3.13(a) of the Remix Disclosure Schedule lists the following Remix Contracts in effect as of the date of this Agreement, other than the Subscription Agreement (each, a “Remix Material Contract” and collectively, the “Remix Material Contracts”):

(i)             each Remix Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii)            each Remix Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $500,000;

(iii)           each Remix Contract with any Remix Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv)           each Remix Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)            each Remix Contract containing (A) any covenant limiting the freedom of Remix or any of its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Remix’s or any of its Subsidiaries’ products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision (excluding such provisions to the extent they provide for non-solicitation of employees, consultants or individual independent contractors);

(vi)           each Remix Contract (A) pursuant to which any Person granted Remix or any of its Subsidiaries an exclusive license under any Intellectual Property, (B) pursuant to which Remix or any of its Subsidiaries granted any Person an exclusive license to any Remix IP Rights or (C) that is or should be listed in Section 3.12(b) or 3.12(c) of the Remix Disclosure Schedule;

(vii)          each Remix Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $1,000,000 in the aggregate pursuant to its express terms and not cancelable without penalty;

(viii)         each Remix Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $1,000,000 in the aggregate after the date of this Agreement;

(ix)            each Remix Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000 individually or in excess of $1,000,000 in the aggregate, or creating any material Encumbrances with respect to any assets of Remix or any of its Subsidiaries or any loans or debt obligations with officers or directors of Remix or any of its Subsidiaries;

(x)            each Remix Contract that is: (A) a distribution agreement that contains any exclusivity provision, (B) an agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Remix or any of its Subsidiaries requiring payment by or to Remix or any of its Subsidiaries after the date of this Agreement in excess of $500,000 pursuant to its express terms, (C) a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Remix or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Remix or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Remix or such Subsidiary or (D) a Contract containing a license under any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Remix or any of its Subsidiaries (except to the extent such license is granted by Remix or any of its Subsidiaries to its service providers for provision of goods or services to Remix or any of its Subsidiaries) or any Contract to sell, distribute or commercialize any products or service of Remix or any of its Subsidiaries, in each case of clause (D), except for Remix Contracts entered into in the Ordinary Course of Business;

(xi)            each Remix Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Remix or any of its Subsidiaries in connection with the Contemplated Transactions;

(xii)           each Remix Contract to which Remix or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Remix or such Subsidiary in excess of $500,000;

(xiii)          a Remix Real Estate Lease;

(xiv)          a Contract disclosed in or required to be disclosed in Section 3.12(a) or Section 3.12(b) of the Remix Disclosure Schedule; or

(xv)           any other Remix Contract that is not terminable at will (with no penalty or payment) by Remix or any of its Subsidiaries, and (A) which involves payment or receipt by Remix or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $1,000,000 in the aggregate, or obligations after the date of this Agreement in excess of $1,000,000 in the aggregate or (B) that is material to the business or operations of Remix and its Subsidiaries taken as a whole.

(b)            Remix has delivered or made available to Passage accurate and complete copies of all Remix Material Contracts, including all amendments thereto. There are no Remix Material Contracts that are not in written form. Neither Remix nor any of its Subsidiaries has, nor to the Knowledge of Remix, as of the date of this Agreement, has any other party to a Remix Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any such Remix Material Contract in such manner as would permit any party to cancel or terminate any such Remix Material Contract, or would permit any party to seek material damages thereunder. As to Remix and its Subsidiaries, as of the date of this Agreement, each Remix Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Remix Material Contract to change, any material amount paid or payable to Remix or any of its Subsidiaries under any Remix Material Contract or any other material term or provision of any Remix Material Contract.

3.14            Compliance; Permits; Restrictions.

(a)            Remix and each of its Subsidiaries is, and since June 1, 2023 has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Remix, threatened against Remix or any of its Subsidiaries. There is no agreement or Order binding upon Remix or any of its Subsidiaries which (i) could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Remix or any of its Subsidiaries, any acquisition of material property by Remix or any of its Subsidiaries or the conduct of business by Remix or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Remix’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)            Each of Remix and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Remix as currently conducted (collectively, the “Remix Permits”). Section 3.14(b) of the Remix Disclosure Schedule identifies each such Remix Permit. Each of Remix and its Subsidiaries is in material compliance with the terms of such Remix Permits. No Legal Proceeding is pending or, to the Knowledge of Remix, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Remix Permit.

(c)            There are no Legal Proceedings pending or, to the Knowledge of Remix, threatened in writing with respect to an alleged material violation by Remix or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the rules and regulations promulgated by the United States Food and Drug Administration (“FDA”) thereunder (the “FDCA”), similar Laws promulgated by any other Governmental Authority responsible for regulation of the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)            Each of Remix and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Remix as currently conducted, and, as applicable, for the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, in each case as currently conducted, of any of its product candidates (the “Remix Product Candidates”) (collectively, the “Remix Regulatory Permits”) and since June 1, 2023, no such Remix Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner. Since June 1, 2023, Remix has maintained and is in compliance in all material respects with the terms of such Remix Regulatory Permits and neither Remix nor any of its Subsidiaries has, since June 1, 2023, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Remix Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Remix Regulatory Permit.

(e)            All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Remix or its Subsidiaries, in which Remix or its Subsidiaries or their respective product candidates, including the Remix Product Candidates, have participated (collectively, “Remix Studies”), were and, if still pending, are being conducted in compliance in all material respects with any applicable regulations of the Drug Regulatory Agencies and other applicable Law to which such Remix Studies are or were subject, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither Remix nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Remix, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any such Remix Studies, other than ordinary course communications regarding the design and implementation of such Remix Studies.

(f)            Neither Remix nor any of its Subsidiaries, nor, to the Knowledge of Remix, any contract manufacturer with respect to any Remix Product Candidate, is the subject of any pending or, to the Knowledge of Remix, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “Application Integrity Policy”), or any other similar Law. To the Knowledge of Remix, none of Remix, any of its Subsidiaries or any contract manufacturer with respect to any Remix Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Remix’s business or products that would violate the Application Integrity Policy, or any other similar Law. Since June 1, 2023, none of Remix, any of its Subsidiaries, or, to the Knowledge of Remix, any of their respective officers, employees, agents, or contract manufacturers with respect to any Remix Product Candidate, has been convicted of any crime that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Remix, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Remix, any of its Subsidiaries, any contract manufacturer with respect to any Remix Product Candidate, or any of its respective officers, employees or agents. Neither Remix nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g)            All manufacturing operations conducted by, or to the Knowledge of Remix, for the benefit of, Remix or its Subsidiaries in connection with any Remix Product Candidate, since June 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDCA, and to the extent applicable, the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)            None of Remix, its Subsidiaries, or, to the Knowledge of Remix, any manufacturing site of a contract manufacturer, in each case with respect to such parties’ or such site’s activities conducted with respect to any Remix Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since June 1, 2023 received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Law, and, to the Knowledge of Remix, neither the FDA nor any other Governmental Authority has threatened such action.

3.15            Legal Proceedings; Orders.

(a)            There is no pending Legal Proceeding and, to the Knowledge of Remix, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Remix or any of its Subsidiaries or any Remix Associate (in his or her capacity as such) or any of the material assets owned or used by Remix or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            There is no Order to which Remix or any of its Subsidiaries, or any of the material assets owned or used by Remix or any of its Subsidiaries, is subject. To the Knowledge of Remix, no officer or other Key Employee of Remix or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Remix or any of its Subsidiaries or to any material assets owned or used by Remix or any of its Subsidiaries.

3.16            Tax Matters.

(a)            Each of Remix and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Remix or any of its Subsidiaries does not file a particular type of Tax Return that Remix or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b)            All material amounts of Taxes due and owing by Remix and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Remix and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Remix Unaudited Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Remix Unaudited Balance Sheet.

(c)            Each of Remix and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)            There are no Encumbrances for material Taxes (other than Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Remix or any of its Subsidiaries.

(e)            No deficiencies for a material amount of Taxes with respect to Remix or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Remix or any of its Subsidiaries. Neither Remix nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)            Neither Remix nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)            Neither Remix nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business that do not relate primarily to Tax (an “Ordinary Course Agreement”).

(h)            Neither Remix nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Remix). Neither Remix nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Remix) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(i)            Neither Remix nor any of its Subsidiaries has been a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(j)            Neither Remix nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized.

(k)            Neither Remix nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l)            Neither Remix nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(m)            Neither Remix nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. Remix has not made any election under Section 965(h) of the Code.

(n)            Section 3.16(n) of the Remix Disclosure Schedule sets forth the entity classification of Remix and each of its Subsidiaries for U.S. federal income tax purposes. Neither Remix nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such existing classification.

(o)            Neither Remix nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Remix, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.17            Employee and Labor Matters; Benefit Plans.

(a)            Section 3.17(a) of the Remix Disclosure Schedule contains a complete and accurate list of all Remix employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; bonus potential; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b)            Section 3.17(b) of the Remix Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Remix and classified by Remix as other than employees, or compensated other than through wages paid by Remix through Remix’s payroll department (“Remix Contingent Workers”), showing for each Remix Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c)            Neither Remix nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Remix Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Remix, purporting to represent or seeking to represent any Remix Associates, including through the filing of a petition for representation election.

(d)            Section 3.17(d) of the Remix Disclosure Schedule lists all material Remix Employee Plans.

(e)            As applicable with respect to each material Remix Employee Plan, Remix has made available to Passage true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f)            Each Remix Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code. To the Knowledge of Remix, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Remix Employee Plan or the Tax exempt status of any related trust.

(g)            Each Remix Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Remix, threatened with respect to any Remix Employee Plan. All material payments and/or contributions required to have been made with respect to all Remix Employee Plans have been made in accordance with the terms of the applicable Remix Employee Plan and applicable Law in all material respects and neither Remix nor any Remix ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Remix Employee Plan.

(h)            Neither Remix, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to, is required to contribute to or has any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i)            No Remix Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j)            No Remix Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k)            Each Remix Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has complied in all material respects with Section 409A of the Code, to the extent applicable, and no compensation has been or would reasonably be expected to be includable in the gross income of any Remix Associate as a result of the operation of Section 409A of the Code.

(l)            Remix and its Subsidiaries are, and since June 1, 2023 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. There are no Legal Proceedings pending or, to the Knowledge of Remix, threatened against Remix or any of its Subsidiaries relating to any labor or employment matters or any Remix Associate. Remix is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m)            Since June 1, 2023, (i) Remix has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Remix or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n)            Since June 1, 2023, there has never been, nor to the Knowledge of Remix has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Remix or its Subsidiaries. No event has occurred within the past six (6) months, and, to the Knowledge of Remix, no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o)            There is no contract, agreement, plan or arrangement to which Remix or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Remix Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p)            Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to a Remix Associate, (ii) increase in any benefits or the compensation payable under any Remix Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Remix or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Remix Employee Plan, or (v) “excess parachute payment” (within the meaning of Section 280G of the Code).

3.18            Environmental Matters. Since June 1, 2023, Remix and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Remix of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Remix Material Adverse Effect. Neither Remix nor any of its Subsidiaries has received since June 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Remix or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Remix, there are no circumstances that may prevent or interfere with Remix’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not have a Remix Material Adverse Effect. To the Knowledge of Remix: (a) no current or prior owner of any property leased or controlled by Remix or any of its Subsidiaries has received since June 1, 2023, any written notice or other communication relating to property owned or leased at any time by Remix or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Remix or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Remix nor any of its Subsidiaries has any material Liability under any Environmental Law.

3.19            Insurance. Remix has made available to Passage accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Remix and its Subsidiaries. Each of such insurance policies is in full force and effect and Remix and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since June 1, 2023, neither Remix nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Remix and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Remix or such Subsidiary for which Remix or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Remix of its intent to do so.

3.20            Transactions with Affiliates. Section 3.20 of the Remix Disclosure Schedule describes any material transactions or relationships, since June 1, 2023, between, on one hand, Remix and, on the other hand, any (a) executive officer or director of Remix or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent of the voting power of the outstanding shares of Remix Capital Stock or (c) to the Knowledge of Remix, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Remix) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.21            No Financial Advisors. Except as set forth on Section 3.21 of the Remix Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Remix.

3.22            Privacy and Data Security.

(a)            Remix and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Remix Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Remix or any of its Subsidiaries in connection with the operation of Remix’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not have, individually or in the aggregate, a Remix Material Adverse Effect. To the Knowledge of Remix, Remix has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Remix Contracts, concerning the privacy, security, collection and use of Personal Information (the “Remix Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of Remix had, and would not have, individually or in the aggregate, a Remix Material Adverse Effect. To the Knowledge of Remix, as of the date hereof, no claims have been asserted or threatened against Remix by any Person alleging a violation of Privacy Laws, Remix Privacy Policies and/or the applicable terms of any Remix Contracts relating to privacy, security, collection or use of Personal Information of any individuals and Remix has not received written notice of any of the same. To the Knowledge of Remix, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Remix data in the custody or control of Remix or any service provider acting on behalf of Remix, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Remix Contract.

(b)            The information technology assets and equipment of Remix and its Subsidiaries (collectively, “Remix IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Remix and its Subsidiaries as currently conducted, and to the Knowledge of Remix, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Remix and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Remix and its Subsidiaries, any other material confidential information and the integrity and security of Remix IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that have been remedied without material cost or Liability or the duty to notify any other Person.

3.23            Concurrent Financing.

(a)            Remix has delivered to Passage true, correct and complete copies of all Contracts related to the Concurrent Financing, including the Subscription Agreement, pursuant to which the Purchasers (as defined in the Subscription Agreement) party thereto (collectively, the “Purchasers”) have agreed, subject to the terms and conditions set forth therein, to purchase the number of shares of Remix Common Stock set forth therein in connection with the transactions contemplated by this Agreement. The Subscription Agreement has not been amended or modified prior to the date of this Agreement and as of the date hereof, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.26), and as of the date hereof, the respective obligations and commitments contained in the Subscription Agreement have not been withdrawn or rescinded in any respect.

(b)            As of the date hereof, the Subscription Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of Remix, and, to the Knowledge of Remix, each of the Purchasers. There are no conditions precedent or other contingencies related to the funding of the full amount of the Concurrent Financing, other than as expressly set forth in the Subscription Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Remix or, to the Knowledge of Remix, any Purchaser under the Subscription Agreement. As of the date hereof, Remix has no reason to believe that any of the conditions to the Concurrent Financing as contemplated by the Subscription Agreement will not be satisfied.

3.24            No Other Representations or Warranties. Remix hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Passage nor any other person on behalf of Passage makes any express or implied representation or warranty with respect to Passage or with respect to any other information provided to Remix, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Passage set forth in Article IV (in each case as qualified and limited by the Passage Disclosure Schedule)) none of Remix, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Article IV
REPRESENTATIONS AND WARRANTIES OF PASSAGE AND MERGER SUB

Except (i) as set forth in the written disclosure schedule delivered by Passage to Remix (the “Passage Disclosure Schedule”) or (ii) as disclosed in the Passage SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Passage SEC Documents shall not be deemed disclosed for purposes of Section 4.1(a), 4.1(b) or 4.3, Passage and Merger Sub represent and warrant to Remix as follows:

4.1            Due Organization; Subsidiaries.

(a)            Each of Passage and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Passage’s Subsidiaries are wholly owned by Passage.

(b)            Each of Passage and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business and the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Passage Material Adverse Effect.

(c)            Except as set forth on Section 4.1(c) of the Passage Disclosure Schedule, Passage has no Subsidiaries other than Merger Sub and Passage does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Passage is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Passage has not agreed and is not obligated to make, nor is Passage bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Passage has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2            Organizational Documents. Passage has delivered to Remix accurate and complete copies of the Organizational Documents of Passage and Merger Sub. Neither Passage nor Merger Sub is in breach or violation of its Organizational Documents in any material respect.

4.3            Authority; Binding Nature of Agreement. Each of Passage and Merger Sub has all necessary corporate power and authority to enter into and, subject to receiving the Required Passage Stockholder Vote and the effectiveness of the Merger Sub Stockholder Approval, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Passage Board (at meetings duly called and held) has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Passage and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Passage Common Stock to the stockholders of Remix pursuant to the terms of this Agreement and (c) determined to recommend the Passage Board Recommendation to the stockholders of Passage. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Passage and Merger Sub and, assuming the due authorization, execution and delivery by Remix, constitutes the legal, valid and binding obligation of Passage and Merger Sub, enforceable against each of Passage and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4            Vote Required. The affirmative votes of (a) holders of a majority of the votes cast for or against the Nasdaq Issuance Proposal and (b) holders of a majority of the voting power of the outstanding shares of Passage Common Stock entitled to vote on the adoption of the Amended and Restated Passage Charter, in each case, at the Passage Stockholder Meeting are the only votes of the holders of any class or series of Passage Common Stock necessary to approve this Agreement and the Contemplated Transactions, including the issuance of the Remix Merger Shares to the stockholders of Remix in the Merger and the adoption of the Amended and Restated Passage Charter (such vote, the “Required Passage Stockholder Vote”).

4.5            Non-Contravention; Consents.

(a)            Subject to obtaining the Required Passage Stockholder Vote, the effectiveness of the Merger Sub Stockholder Approval and the filing of the Certificate of Merger and the Amended and Restated Passage Charter as required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Passage or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)             contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Passage or its Subsidiaries;

(ii)            contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Passage or its Subsidiaries, or any of the assets owned or used by Passage or its Subsidiaries, is subject;

(iii)            contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Passage or its Subsidiaries or that otherwise relates to the business of Passage, or any of the assets owned, leased or used by Passage;

(iv)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Passage Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Passage Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Passage Material Contract, (C) accelerate the maturity or performance of any Passage Material Contract or (D) cancel, terminate or modify any term of any Passage Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Passage or its Subsidiaries (except for Permitted Encumbrances).

(b)            Except for (i) any Consent set forth on Section 4.5 of the Passage Disclosure Schedule under any Passage Contract, (ii) the Required Passage Stockholder Vote, (iii) the filing of the Certificate of Merger and the Amended and Restated Passage Charter with the Secretary of State of the State of Delaware pursuant to Delaware Law, (iv) any filing that may be required under the HSR Act and any other applicable Antitrust Laws or competition, investment or similar Laws and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Passage nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)            The Passage Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6            Capitalization.

(a)            The authorized capital stock of Passage consists of (i) 300,000,000 shares of common stock, par value $0.0001 per share (“Passage Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Passage Preferred Stock”). As of the Capitalization Date, (x) 3,212,810 shares of Passage Common Stock were issued and outstanding and (y) 0 shares of Passage Preferred Stock were issued and outstanding. Passage does not hold any shares of its capital stock in its treasury. Since the Capitalization Date through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Passage Options or Passage Restricted Stock Unit Awards outstanding as of the Capitalization Date and included in Section 4.6(c) of the Passage Disclosure Schedule, neither Passage nor any of its Subsidiaries has issued any shares of capital stock or other securities of Passage. There are no declared or accrued but unpaid dividends with respect to any shares of the Passage Common Stock and Passage has never declared or paid any dividend or other distribution.

(b)            All of the outstanding shares of Passage Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Passage Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Passage Common Stock is subject to any right of first refusal in favor of Passage. Except as contemplated herein, there is no Passage Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Passage Common Stock. Passage is not under any obligation, nor is Passage bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Passage Common Stock or other securities. Section 4.6(b) of the Passage Disclosure Schedule accurately and completely lists all repurchase rights held by Passage with respect to shares of Passage Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)            Except for the Passage Equity Plans and the Passage Options and Passage Restricted Stock Unit Awards granted thereunder, Passage does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the Capitalization Date, 59,103 shares of Passage Common Stock were reserved and available for purchase under the Passage ESPP, Passage has reserved 4,571,714 shares of Passage Common Stock for issuance under the Passage Equity Plans, of which 1,530,984 shares have been issued and are outstanding pursuant to the exercise of Passage Options or settlement of Passage Restricted Stock Unit Awards, 649,384 shares are subject to outstanding Passage Options, 20,000 shares are subject to outstanding Passage Restricted Stock Unit Awards, and 172,080 shares remain available for future grant pursuant to the Passage Equity Plans. Section 4.6(c) of the Passage Disclosure Schedule sets forth a true and complete list, as of the Capitalization Date, of each outstanding Passage Option and Passage Restricted Stock Unit Award, including: (i) the name of the holder, (ii) the number of shares of Passage Common Stock subject to such Passage Option and/or Passage Restricted Stock Unit Award, (iii) the exercise price of each Passage Option, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) whether the Passage Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Passage has made available to Remix accurate and complete copies of the following (except for such documents that are filed as an exhibit to a Passage SEC Document): (A) the standard form of agreement evidencing Passage Options and Passage Restricted Stock Unit Awards; and (B) each agreement evidencing a Passage Option or Passage Restricted Stock Unit Award that does not conform in all material respects to the standard form agreement. As of the date hereof, there are no ongoing offering periods or purchase periods under the Passage ESPP, and there are no outstanding rights to purchase shares under the ESPP.

(d)            Except as set forth on Section 4.6(c) of the Passage Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Passage, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Passage, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Passage is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Passage.

(e)            All outstanding shares of Passage Common Stock and other securities of Passage have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

4.7            SEC Filings; Financial Statements.

(a)            Passage has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since June 1, 2024 (the “Passage SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Passage SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Passage SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Passage SEC Documents (collectively, the “Passage Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the Passage SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Passage as of the respective dates thereof and the results of operations and cash flows of Passage for the periods covered thereby. Other than as expressly disclosed in the Passage SEC Documents filed prior to the date hereof, there has been no material change in Passage’s accounting methods or principles that would be required to be disclosed in Passage’s financial statements in accordance with GAAP. The books of account and other financial records of Passage and each of its Subsidiaries are true and complete in all material respects.

(c)            Passage’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Passage, “independent” with respect to Passage within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Passage, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)            Except as set forth on Section 4.7(d) of the Passage Disclosure Schedule, Passage has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of Passage Common Stock on Nasdaq. Passage has not disclosed any unresolved comments in the Passage SEC Documents.

(e)            There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Passage, the Passage Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)             Except as set forth on Section 4.7(f) of the Passage Disclosure Schedule, Passage is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)            Passage maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Passage maintains records that in reasonable detail accurately and fairly reflect Passage’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Passage Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Passage’s assets that could have a material effect on Passage’s financial statements. Passage has evaluated the effectiveness of Passage’s internal controls over financial reporting and, to the extent required by applicable Law, presented in any applicable Passage SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal controls over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Passage has disclosed to Passage’s auditors and the Audit Committee of the Passage Board (and made available to Remix a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Passage’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Passage or its Subsidiaries’ internal controls over financial reporting. Except as disclosed in the Passage SEC Documents filed prior to the date hereof, Passage’s internal controls over financial reporting is effective and Passage has not identified any material weaknesses in the design or operation of Passage’s internal controls over financial reporting.

(h)            Passage’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Passage in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Passage’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Passage Certifications and such disclosure controls and procedures are effective. Passage has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i)             Passage has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8            Absence of Changes. Except as set forth on Section 4.8 of the Passage Disclosure Schedule, since March 31, 2026, Passage and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Passage Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Remix pursuant to Sections 5.2(a), 5.2(c), 5.2(e), 5.2(k), 5.2(l), 5.2(m), 5.2(n), and 5.2(p) (only with respect to the foregoing Sections) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9            Absence of Undisclosed Liabilities. Neither Passage nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Passage Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Passage or its Subsidiaries since the date of the Passage Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Passage or any of its Subsidiaries under Passage Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Subscription Agreement and (e) Liabilities described in Section 4.9 of the Passage Disclosure Schedule.

4.10          Title to Assets. Each of Passage and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Passage Balance Sheet and (b) all other tangible assets reflected in the books and records of Passage as being owned by Passage. All of such assets are owned or, in the case of leased assets, leased by Passage or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11          Real Property; Leasehold. Neither Passage nor any of its Subsidiaries owns or has ever owned any real property, nor is Passage or any of its Subsidiaries party to any agreement to purchase or sell any real property. Passage has made available to Remix (a) an accurate and complete list of all real properties with respect to which Passage directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Passage or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Passage Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Passage or to the Knowledge of Passage, the other party thereto.

4.12          Intellectual Property.

(a)            Section 4.12(a) of the Passage Disclosure Schedule is an accurate, true and complete listing of all Passage Registered IP (other than domain names), including for each item the record owner (and name of any other Person with an ownership interest in such item of Passage Registered IP, if any, and the nature of such ownership interest), jurisdiction, status, date of registration or application and registration or application number of each item, as applicable. Section 4.12(a) of the Passage Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names in Passage Registered IP or with respect to which Passage or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar.

(b)            Section 4.12(b) of the Passage Disclosure Schedule accurately identifies all Passage Contracts pursuant to which any material Passage IP Rights are licensed to Passage or any of its Subsidiaries (other than to the extent such Passage IP Rights are non-exclusively licensed and are (A) any non-customized software that (1) is licensed solely in executable or object code form pursuant to a nonexclusive license to such software and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Passage’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided subject to confidentiality obligations, (D) proprietary information and inventions assignment agreements or consulting agreements between Passage or its Subsidiaries and their respective employees or individual independent contractors that are substantially on Passage’s standard form thereof, (E) ancillary to a sale of products or services to customers or (F) incidental to the provision of services from contract manufacturers, suppliers, distributors or other service providers to Passage or any of its Subsidiaries). To the Knowledge of Passage, each Passage Contract listed in Section 4.12(b) of the Passage Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Passage, its Subsidiaries and each other party thereto, and is enforceable against Passage, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Passage, neither Passage, its Subsidiaries, nor any other party to any Passage Contract listed in Section 4.12(b) of the Passage Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Passage Contract listed in Section 4.12(b) of the Passage Disclosure Schedule.

(c)            Section 4.12(c) of the Passage Disclosure Schedule accurately identifies each Passage Contract pursuant to which any Person other than Passage or any of its Subsidiaries has been granted any material license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Passage IP Rights (other than (i) any confidential information provided subject to confidentiality obligations and (ii) any Passage IP Rights to the extent nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Passage’s or its Subsidiaries’ benefit). To the Knowledge of Passage, each Passage Contract listed in Section 4.12(c) of the Passage Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Passage, its Subsidiaries and each other party thereto, and is enforceable against Passage, its Subsidiaries and each other party thereto in accordance with its terms. Neither Passage, its Subsidiaries nor, to the Knowledge of Passage, any other party to any Passage Contract listed in Section 4.12(c) of the Passage Disclosure Schedule has provided or received any written notice or allegation of breach under, or intention to terminate (including by non-renewal), any Passage Contract listed in Section 4.12(c) of the Passage Disclosure Schedule.

(d)            Except as identified on Section 4.12(d) of the Passage Disclosure Schedule, neither Passage nor any of its Subsidiaries is bound by, no Passage Owned IP Rights are subject to, and to the Knowledge of Passage, no Passage Licensed IP Rights that are exclusively licensed to Passage or any of its Subsidiaries are subject to (other than the rights of the applicable licensors), any Contract containing any covenant or other provision that materially limits or restricts the ability of Passage or any of its Subsidiaries to use, exploit, assert, or enforce any Passage Registered IP anywhere in the world.

(e)            Passage or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Passage Owned IP Rights (other than co-owned rights identified in Section 4.12(c) of the Passage Disclosure Schedule), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(f)            (i) All documents and instruments necessary to register or apply for or renew registration of Passage Registered IP owned by Passage or one of its Subsidiaries, and (ii) to the Knowledge of Passage, all documents and instruments necessary to register or apply for or renew registration of Passage Registered IP exclusively licensed to Passage or any of its Subsidiaries, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. (A) Passage or any of its Subsidiaries has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Passage Registered IP owned by Passage or any of its Subsidiaries, and (B) To the Knowledge of Passage, Passage or its Subsidiaries have executed all documents and instruments necessary to register or apply for or renew registration of Passage Registered IP exclusively licensed to Passage or any of its Subsidiaries, in each case, that are due and payable as of the date of this Agreement.

(g)            Each Person who is or was an employee, contractor or consultant of Passage or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any material Intellectual Property for Passage or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all rights, title and interests in and to such Intellectual Property to Passage or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Passage and its Subsidiaries.

(h)            To the Knowledge of Passage, no current or former member, officer, director, or employee of Passage or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Passage Owned IP Rights. To the Knowledge of Passage, no employee of Passage or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Passage or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Passage Owned IP Rights purported to be owned by Passage or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Passage Owned IP Rights purported to be owned by Passage or such Subsidiary.

(i)             No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Passage Owned IP Rights, or, to the Knowledge of Passage, any Passage Licensed IP Rights that are exclusively licensed to Passage or any of its Subsidiaries, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Passage Owned IP Rights, or, to the Knowledge of Passage, any Passage Licensed IP Rights that are exclusively licensed to Passage. To the Knowledge of Passage, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Passage Owned IP Rights, or, to the Knowledge of Passage, any Passage Licensed IP Rights that are exclusively licensed to Passage or any of its Subsidiaries. Without limiting the generality of the foregoing, to the Knowledge of Passage, no invention claimed or covered by any Patent within the Passage Owned IP Rights, or, to the Knowledge of Passage, any Passage Licensed IP Rights that are exclusively licensed to Passage or any of its Subsidiaries, (A) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (B) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or (C) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patents that are part of the Passage IP Rights.

(j)             Passage and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Passage or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of Passage, neither Passage nor any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such trade secrets or confidential information. To the Knowledge of Passage, there have been no material security breaches, outages, violations or unauthorized access to any of the proprietary information that Passage or any of its Subsidiaries holds, or purports to hold, as confidential or a trade secret, except as would not have, individually or in the aggregate, a Passage Material Adverse Effect.

(k)            Neither Passage nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Passage IP Rights to any other Person.

(l)             To the Knowledge of Passage, neither Passage nor any of its Subsidiaries has taken or failed to take any action that could be reasonably expected to result in the abandonment, invalidity, cancellation, forfeiture, relinquishing, invalidation or unenforceability of any Passage Registered IP (including with respect to any Trademark, a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill), other than in the Ordinary Course of Business by Passage or any of its Subsidiaries for Patent or Trademark prosecution. To the Knowledge of Passage, each item of Passage Registered IP has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Passage, each of the Patents included in the Passage Registered IP accurately identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Passage, neither Passage nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Passage Registered IP. Each of Passage and its Subsidiaries and their respective counsel have complied with their duties of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to any of the Passage Registered IP.

(m)            To the Knowledge of Passage, the Passage IP Rights constitute all Intellectual Property necessary for Passage or any of its Subsidiaries to conduct its business as currently conducted or proposed to be conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(n)            Passage has delivered, or made available to Remix, a complete and accurate copy of all material Passage IP Rights Agreements.

(o)            To the Knowledge of Passage, the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product under development by Passage or any of its Subsidiaries does not violate, and, since June 1, 2023, has not violated, any license or agreement between Passage or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Passage, does not violate, infringe or misappropriate, and, since June 1, 2023, has not violated, infringed or misappropriated, any valid and issued Patent or other Intellectual Property of any other Person. To the Knowledge of Passage, no third party is breaching, violating, infringing or misappropriating or, since June 1, 2023, has violated, infringed or misappropriated, any Passage Owned IP Rights, or otherwise is breaching or, since June 1, 2023, has breached any material Passage IP Rights Agreement.

(p)            As of the date of this Agreement, neither Passage nor any of its Subsidiaries is a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Passage Registered IP. None of the Passage Owned IP Rights, and to the Knowledge of Passage, the Passage Licensed IP Rights that are exclusively licensed to Passage or any of its Subsidiaries, have been adjudged invalid or unenforceable in whole or part, and all Passage Owned IP Rights, and to the Knowledge of Passage, all Passage Licensed IP Rights that are exclusively licensed to Passage or any of its Subsidiaries, are in full force and effect. No Patents within the Passage Registered IP owned by Passage, or to the Knowledge of Passage, no Patents within the Passage Registered IP exclusively licensed to Passage or any of its Subsidiaries, have been subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, or post grant review), reissue, cancellation, opposition, claim, allegation or other action, including any proceeding in which the scope, validity, inventorship, ownership or enforceability of any such Patent is being or has been contested or challenged. Since June 1, 2023, neither Passage nor any of its Subsidiaries have received any written notice asserting that any Passage Registered IP or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Passage or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(q)            To the Knowledge of Passage, no registered trademark or trade name owned, used, or applied for by Passage or any of its Subsidiaries conflicts or interferes with any registered trademark or trade name owned, used, or applied for by any other Person except as would not have a Passage Material Adverse Effect. To the Knowledge of Passage, none of the goodwill associated with or inherent in any registered trademark in which Passage or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Passage in accordance with GAAP.

(r)            Except (i) as would not have a Passage Material Adverse Effect or (ii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Passage or any of its Subsidiaries, to the Knowledge of Passage, (A) neither Passage nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Passage or any of its Subsidiaries, taken as a whole and (B) neither Passage nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(s)            To the Knowledge of Passage, neither Passage nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment or transfer to any other third party of any license or other right to or in any Passage Registered IP, (ii) result in a breach of, default under termination of, or acceleration or modification of such Contract with respect to any Passage Registered IP, (iii) alter, encumber impair or extinguish, or result in any Encumbrance with respect to the right of Passage or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Passage Registered IP or portion thereof or (iv) result in Passage or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Passage Registered IP, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, result in a Passage Material Adverse Effect.

(t)            Notwithstanding any other provisions of this Agreement, Remix acknowledges and agrees that the representations and warranties contained in this Section 4.12 are the only representations or warranties made by Passage or any of its Subsidiaries with respect to Intellectual Property, and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

4.13          Agreements, Contracts and Commitments.

(a)            Other than Excepted Contracts, Section 4.13 of the Passage Disclosure Schedule lists the following Passage Contracts in effect as of the date of this Agreement other than the Subscription Agreement (each, a “Passage Material Contract” and collectively, the “Passage Material Contracts”):

(i)            each Passage Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii)           each Passage Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $250,000;

(iii)          each Passage Contract with any Passage Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv)          each Passage Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)           each Passage Contract containing (A) any covenant limiting the freedom of Passage or any of its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Passage’s or any of its Subsidiaries’ products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision (excluding such provisions to the extent they provide for non-solicitation of employees, consultants or individual independent contractors);

(vi)          each Passage Contract (A) pursuant to which any Person granted Passage or any of its Subsidiaries an exclusive license to any Intellectual Property, or (B) pursuant to which Passage or any of its Subsidiaries granted any Person an exclusive license to any Passage IP Rights or (C) that is or should be listed in Section 4.12(b) or 4.12(c) of the Passage Disclosure Schedule;

(vii)         each Passage Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 in the aggregate pursuant to its express terms and not cancelable without penalty;

(viii)        each Passage Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $250,000 in the aggregate after the date of this Agreement;

(ix)          each Passage Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 in the aggregate or creating any material Encumbrances with respect to any assets of Passage or any of its Subsidiaries or any loans or debt obligations with officers or directors of Passage or any of its Subsidiaries;

(x)            each Passage Contract that is: (A) a distribution agreement (identifying any that contain exclusivity provisions), (B) an agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Passage or any of its Subsidiaries requiring payment by or to Passage or any of its Subsidiaries after the date of this Agreement in excess of $250,000 pursuant to its express terms, (C) a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Passage or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Passage or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Passage or such Subsidiary or (D) a Contract containing a license under any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Passage or any of its Subsidiaries (except to the extent such license is granted by Passage or any of its Subsidiaries to its service providers for provision of goods or services to Passage or any of its Subsidiaries) or any Contract to sell, distribute or commercialize any products or service of Passage or any of its Subsidiaries, in each case of clause (D), except for Passage Contracts entered into in the Ordinary Course of Business;

(xi)           each Passage Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Passage or any of its Subsidiaries in connection with the Contemplated Transactions;

(xii)          each Passage Contract to which Passage or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Passage or such Subsidiary in excess of $250,000;

(xiii)         a Passage Real Estate Lease;

(xiv)        a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Passage Disclosure Schedule; or

(xv)         any other Passage Contract that is not terminable at will (with no penalty or payment) by Passage or any of its Subsidiaries, and (A) which involves payment or receipt by Passage or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate or (B) that is material to the business or operations of Passage and its Subsidiaries taken as a whole.

(b)            Passage has delivered or made available to Remix accurate and complete copies of all Passage Material Contracts, including all amendments thereto. There are no Passage Material Contracts that are not in written form. Neither Passage nor any of its Subsidiaries has, nor, to the Knowledge of Passage, as of the date of this Agreement, has any other party to a Passage Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any such Passage Material Contract in such manner as would permit any party to cancel or terminate any such Passage Material Contract, or would permit any party to seek material damages thereunder. As to Passage and its Subsidiaries, as of the date of this Agreement, each Passage Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Passage Material Contract to change, any material amount paid or payable to Passage or any of its Subsidiaries under any Passage Material Contract or any other material term or provision of any Passage Material Contract.

4.14          Compliance; Permits; Restrictions.

(a)            Passage and each of its Subsidiaries is, and since June 1, 2023 has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Passage, threatened against Passage or any of its Subsidiaries. There is no agreement or Order binding upon Passage or any of its Subsidiaries which (i) could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Passage or any of its Subsidiaries, any acquisition of material property by Passage or any of its Subsidiaries or the conduct of business by Passage or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Passage’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)            Each of Passage and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Passage and Merger Sub as currently conducted (collectively, the “Passage Permits”). Section 4.14(b) of the Passage Disclosure Schedule identifies each Passage Permit. Each of Passage and its Subsidiaries is in material compliance with the terms of such Passage Permits. No Legal Proceeding is pending or, to the Knowledge of Passage, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Passage Permit.

(c)            There are no Legal Proceedings pending or, to the Knowledge of Passage, threatened in writing with respect to an alleged material violation by Passage or any of its Subsidiaries of the FDCA or any other similar Law promulgated by a Drug Regulatory Agency.

(d)            Each of Passage and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Passage and Merger Sub as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, in each case as currently conducted, of any of its product candidates (the “Passage Product Candidates”) (collectively, the “Passage Regulatory Permits”) and, since June 1, 2023, no such Passage Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner. Since June 1, 2023, Passage has maintained and is in compliance in all material respects with the terms of such Passage Regulatory Permits and neither Passage nor any of its Subsidiaries has, since June 1, 2023, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Passage Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Passage Regulatory Permit.

(e)            Except as set forth in Section 4.14(e) of the Passage Disclosure Schedule, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Passage or its Subsidiaries, in which Passage or its Subsidiaries or their respective product candidates, including the Passage Product Candidates, have participated (collectively, “Passage Studies”), were and, if still pending, are being conducted in compliance in all material respects with any applicable regulations of the Drug Regulatory Agencies and other applicable Law to which such Passage Studies are or were subject, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither Passage nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Passage, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any such Passage Studies, other than ordinary course communications regarding the design and implementation of such Passage Studies.

(f)            Neither Passage nor any of its Subsidiaries, nor, to the Knowledge of Passage, any contract manufacturer with respect to any Passage Product Candidate, is the subject of any pending or, to the Knowledge of Passage, threatened investigation in respect of its business or products by the FDA pursuant to the Application Integrity Policy or any other similar Law. To the Knowledge of Passage, neither Passage nor any of its Subsidiaries nor any contract manufacturer with respect to any Passage Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Passage’s business or products that would violate the Application Integrity Policy or any other similar Law. Since June 1, 2023, none of Passage, any of its Subsidiaries, or to the Knowledge of Passage, any of their respective officers, employees, agents or contract manufacturers with respect to any Passage Product Candidate has been convicted of any crime that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Passage, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Passage, any of its Subsidiaries, any contract manufacturer with respect to any Passage Product Candidate, or any of its respective officers, employees or agents. Neither Passage nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g)            All manufacturing operations conducted by, or to the Knowledge of Passage, for the benefit of, Passage or its Subsidiaries in connection with any Passage Product Candidate, since June 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDCA, and to the extent applicable, the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)            None of Passage, its Subsidiaries or, to the Knowledge of Passage, any manufacturing site of a contract manufacturer, in each case with respect to such parties’ or such site’s activities conducted with respect to any Passage Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since June 1, 2023, received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Law, and, to the Knowledge of Passage, neither the FDA nor any other Governmental Authority has threatened such action.

4.15          Legal Proceedings; Orders.

(a)            Except as set forth in Section 4.15 of the Passage Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Passage, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Passage or any of its Subsidiaries or any Passage Associate (in his or her capacity as such) or any of the material assets owned or used by Passage or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            There is no Order to which Passage or any of its Subsidiaries, or any of the material assets owned or used by Passage or any of its Subsidiaries is subject. To the Knowledge of Passage, no officer or other Key Employee of Passage or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Passage or any of its Subsidiaries or to any material assets owned or used by Passage or any of its Subsidiaries.

4.16          Tax Matters.

(a)            Each of Passage and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Passage or any of its Subsidiaries does not file a particular type of Tax Return that Passage or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b)            All material amounts of Taxes due and owing by Passage and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Passage and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Passage Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Passage Balance Sheet.

(c)            Each of Passage and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)            There are no Encumbrances for material Taxes (other than Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Passage or any of its Subsidiaries.

(e)            No deficiencies for a material amount of Taxes with respect to Passage or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Passage or any of its Subsidiaries. Neither Passage nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)             Neither Passage nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)            Neither Passage nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(h)            Neither Passage nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Passage). Neither Passage nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Passage and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(i)             Neither Passage nor any of its Subsidiaries has been a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(j)             Neither Passage nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized.

(k)            Neither Passage nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l)             Neither Passage nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(m)           Neither Passage nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. Passage has not made any election under Section 965(h) of the Code.

(n)            Section 4.16(n) of the Passage Disclosure Schedule sets forth the entity classification of Passage and each of its Subsidiaries for U.S. federal income tax purposes. Neither Passage nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such existing classification.

(o)            Neither Passage nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Passage, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.17          Employee and Labor Matters; Benefit Plans.

(a)            Section 4.17(a) of the Passage Disclosure Schedule contains a complete and accurate list of all Passage employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; bonus potential; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b)            Section 4.17(b) of the Passage Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Passage and classified by Passage as other than employees, or compensated other than through wages paid by Passage through Passage’s payroll department (“Passage Contingent Workers”), showing for each Passage Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c)            Neither Passage nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Passage Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Passage, purporting to represent or seeking to represent any Passage Associates, including through the filing of a petition for representation election.

(d)            Section 4.17(d) of the Passage Disclosure Schedule lists all material Passage Employee Plans.

(e)            As applicable with respect to each material Passage Employee Plan, Passage has made available to Remix, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f)            Each Passage Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code. To the Knowledge of Passage, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Passage Employee Plan or the Tax exempt status of any related trust.

(g)            Each Passage Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Passage, threatened with respect to any Passage Employee Plan. All material payments and/or contributions required to have been made with respect to all Passage Employee Plans have been made in accordance with the terms of the applicable Passage Employee Plan and applicable Law in all material respects and neither Passage nor any Passage ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Passage Employee Plan.

(h)            Neither Passage, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to, is required to contribute to or has any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i)             No Passage Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j)            No Passage Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k)            Each Passage Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has complied in all material respects with Section 409A of the Code, to the extent applicable, and no compensation has been or would reasonably be expected to be includable in the gross income of any Passage Associate as a result of the operation of Section 409A of the Code.

(l)             Passage and its Subsidiaries are, and since June 1, 2023 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. There are no Legal Proceedings pending or, to the Knowledge of Passage, threatened against Passage or any of its Subsidiaries relating to any labor or employment matters or any Passage Associate. Passage is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m)           Since June 1, 2023, (i) Passage has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Passage or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n)            Since June 1, 2023, there has never been, nor to the Knowledge of Passage has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Passage or its Subsidiaries. No event has occurred within the past six (6) months, and, to the Knowledge of Passage, no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o)            There is no contract, agreement, plan or arrangement to which Passage or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Passage Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p)            Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to a Passage Associate, (ii) increase in any benefits or the compensation payable under any Passage Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Passage or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Passage Employee Plan, or (v) “excess parachute payment” (within the meaning of Section 280G of the Code).

4.18          Environmental Matters. Since June 1, 2023, Passage and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Passage of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Passage Material Adverse Effect. Neither Passage nor any of its Subsidiaries has received since June 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Passage or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Passage, there are no circumstances that may prevent or interfere with Passage’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not have a Passage Material Adverse Effect. To the Knowledge of Passage: (a) no current or prior owner of any property leased or controlled by Passage or any of its Subsidiaries has received since June 1, 2023, any written notice or other communication relating to property owned or leased at any time by Passage or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Passage or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Passage nor any of its Subsidiaries has any material Liability under any Environmental Law.

4.19          Insurance. Passage has made available to Remix accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Passage and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Passage and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since June 1, 2023, neither Passage nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Passage and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Passage or such Subsidiary for which Passage or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Passage or any of its Subsidiaries of its intent to do so.

4.20          Transactions with Affiliates. Except as set forth in the Passage SEC Documents filed prior to the date of this Agreement, since the date of Passage’s last proxy statement filed in 2026 with the SEC, no event has occurred that would be required to be reported by Passage pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.21          No Financial Advisors. Except as set forth on Section 4.21 of the Passage Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Passage.

4.22          Valid Issuance; No Bad Actor. The Passage Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Passage, as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Passage or, to Passage’s Knowledge, any Passage Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.23          Privacy and Data Security.

(a)            Passage and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Passage Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Passage or any of its Subsidiaries in connection with the operation of Passage’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not have, individually or in the aggregate, a Passage Material Adverse Effect. To the Knowledge of Passage, Passage has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Passage Contracts, concerning the privacy, security, collection and use of Personal Information (“Passage Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of Passage had, and would not have, individually or in the aggregate, a Passage Material Adverse Effect. To the Knowledge of Passage, as of the date hereof, no claims have been asserted or threatened against Passage by any Person alleging a violation of Privacy Laws, Passage Privacy Policies and/or the applicable terms of any Passage Contracts relating to privacy, security, collection or use of Personal Information of any individuals and Passage has not received written notice of any of the same. To the Knowledge of Passage, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Passage data in the custody or control of Passage or any service provider acting on behalf of Passage, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Passage Contract.

(b)            The information technology assets and equipment of Passage and its Subsidiaries (collectively, “Passage IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Passage and its Subsidiaries as currently conducted, and to the Knowledge of Passage, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Passage and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Passage and its Subsidiaries, any other material confidential information and the integrity and security of Passage IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that have been remedied without material cost or Liability or the duty to notify any other Person.

4.24          No Other Representations or Warranties. Passage hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Remix nor any of its Subsidiaries nor any other person on behalf of Remix or its Subsidiaries makes any express or implied representation or warranty with respect to Remix or its Subsidiaries or with respect to any other information provided to Passage, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Remix set forth in Article III (in each case as qualified and limited by the Remix Disclosure Schedule)) none of Passage, or any of its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

Article V
COVENANTS

5.1            Conduct of Remix’s Business. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), except as set forth on Section 5.1 of the Remix Disclosure Schedule, as required by applicable Law, as otherwise provided by this Agreement and the Contemplated Transactions or with Passage’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Remix shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.1 of the Remix Disclosure Schedule, as required by applicable Law, as otherwise specifically provided by this Agreement and the Contemplated Transactions or with Passage’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Remix shall not, and shall cause its Subsidiaries not to:

(a)            sell, lease, license or otherwise dispose of any material assets of Remix, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(b)            take any action with respect to any equity interests of Remix or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(c)            create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness;

(d)            issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Remix Capital Stock or the securities of any Subsidiary of Remix;

(e)            create or otherwise incur any Encumbrance on any material asset of Remix or any of its Subsidiaries, other than Permitted Encumbrances;

(f)             make any loans, advances or capital contributions to, or investments in, any Person other than Remix;

(g)            adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 3.13 of the Remix Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms not materially less favorable to Remix or any of its Subsidiaries than the terms of such Contract in effect as of the date of this Agreement;

(h)            enter into any Contract that would be required to be disclosed in Section 3.13(a) of the Remix Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(i)             except as required by any Remix Employee Plan, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Remix Associate, other than annual increases in base compensation in the Ordinary Course of Business with respect to employees whose annual base compensation is less than $500,000 and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Remix and its Subsidiaries, (ii) grant or pay any bonuses to any Remix Associate other than in the Ordinary Course of Business, (iii) establish, enter into or adopt any new material Remix Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Remix Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Remix and its Subsidiaries or the Surviving Corporation, any existing Remix Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Remix Associate, other than any such acceleration occurring in the Ordinary Course of Business, (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Remix Associate, other than in the Ordinary Course of Business, (v) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards under any Remix Employee Plan or (vi) hire, terminate (other than for cause), promote or change the employment status or title of any Remix Associate, other than in the Ordinary Course of Business;

(j)             adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(k)            settle any material Legal Proceeding involving Remix or any of its Subsidiaries or relating to the transactions contemplated by this Agreement, in either case, for more than $100,000 individually or $250,000 in the aggregate;

(l)             make or change any material Tax election or Tax accounting method, change any annual Tax accounting period, amend any material Tax Return, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes;

(m)           take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n)            make any material change in any method of financial accounting or financial accounting practice of Remix or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(o)            other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Remix or any of its Subsidiaries; or

(p)            agree or commit to do any of the foregoing.

Notwithstanding the generality of the foregoing, nothing set forth in this Section 5.1 shall restrict Remix’s rights to effectuate the Concurrent Financing upon the terms set forth in the Subscription Agreement on the date hereof. Nothing contained in this Agreement shall give Passage, directly or indirectly, the right to control or direct the operations of Remix prior to the Effective Time. Prior to the Effective Time, Remix shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2            Conduct of Passage’s Business. During the Pre-Closing Period, except as set forth on Section 5.2 of the Passage Disclosure Schedule, as required by applicable Law, as otherwise provided by this Agreement and the Contemplated Transactions or with Remix’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Passage shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.2 of the Passage Disclosure Schedule, as required by applicable Law, as otherwise specifically provided by this Agreement and the Contemplated Transactions or with Remix’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Passage shall not, and shall cause its Subsidiaries not to:

(a)            sell, lease, license or otherwise dispose of any material assets of Passage, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(b)            except for the issuance of securities under this Agreement, take any action with respect to any equity interests of Passage or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(c)            create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness;

(d)            issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Passage Common Stock or the securities of any Subsidiary of Passage;

(e)            create or otherwise incur any Encumbrance on any material asset of Passage, other than Permitted Encumbrances;

(f)             make any loans, advances or capital contributions to, or investments in, any Person other than Passage;

(g)            adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 4.13 of the Passage Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms, not materially less favorable to Passage or any of its Subsidiaries than the terms of such Contract in effect as of the date of this Agreement;

(h)            enter into any Contract that would be required to be disclosed in Section 4.13 of the Passage Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(i)             except as required by any Passage Employee Plan, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Passage Associate, (ii) grant or pay any bonuses to any Passage Associate, (iii) establish, enter into or adopt any new Passage Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Passage Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Passage and its Subsidiaries or the Surviving Corporation, any existing Passage Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Passage Associate, (iv) grant to any Passage Associate any right to receive, or pay to any Passage Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Passage Associate, (vi) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards under any Passage Employee Plan or (vii) hire, terminate (other than for cause), promote or change the employment status or title of any Passage Associate other than terminations of any Passage Associate who is not an officer of Passage;

(j)             adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(k)            settle any material Legal Proceeding involving Passage or relating to the transactions contemplated by this Agreement;

(l)             make or change any material Tax election or Tax accounting method, change any annual Tax accounting period, amend any material Tax Return; enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes;

(m)           take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n)            make any material change in any method of financial accounting or financial accounting practice of Passage, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(o)            other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Passage; or

(p)            agree or commit to do any of the foregoing.

Notwithstanding the generality of the foregoing, nothing set forth in this Section 5.2 shall restrict Passage’s right to effectuate the Legacy Asset Disposition. Nothing contained in this Agreement shall give Remix, directly or indirectly, the right to control or direct the operations of Passage prior to the Effective Time. Prior to the Effective Time, Passage shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3            Access and Investigation.

(a)            Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Passage, on the one hand, and Remix, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem reasonably necessary or appropriate, in each case of clauses (i), (ii) and (iii), solely for the purpose of consummating the Contemplated Transactions, and (iv) provide the other Party with copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Passage or Remix pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b)            Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would (i) require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, (ii) result in the disclosure of any trade secrets of any Party or any of its Subsidiaries, (iii) result in the disclosure of any documents or information reasonably pertinent to any adverse Legal Proceeding between Remix or any of its Affiliates, on the one hand, and Passage or any of its Affiliates, on the other hand, or (iv) violate any applicable Law or the terms or conditions of any Remix Contract or Passage Contract (the exceptions set forth in clauses (i)-(iv), collectively, the “Access Exceptions”); provided that such Party or its Subsidiary (A) shall be entitled to withhold only such information that may not be provided without causing such violation, disclosure or waiver, (B) shall provide to the other Party all related information that may be provided without causing such violation, disclosure or waiver (including, to the extent permitted, redacted versions of any such information) and (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation, disclosure or waiver (the requirements set forth in clauses (A)-(C), collectively, the “Access Exception Efforts”).

5.4            No Solicitation.

(a)            Each of Passage and Remix agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person (other than Remix or Passage) in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.8 and 5.9), (v) subject to Sections 5.8 and 5.9, execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.4(b) (such letter of intent or Contract, an “Alternative Acquisition Agreement”) or (vi) publicly propose to do any of the foregoing. For the avoidance of doubt, Remix may engage in ordinary-course business development activities, including responding to inquiries or furnishing third parties information with respect to Remix or its business, in each case, without complying with the requirements of this Section 5.4.

(b)            Notwithstanding anything contained in Section 5.4(a) and subject to compliance with Section 5.4(a), prior to the approval of this Agreement by Passage’s stockholders (i.e., the Required Passage Stockholder Vote), Passage may furnish non-public information regarding Passage and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal of Passage which the Passage Board determines in good faith, after consultation with Passage’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Passage nor any Representative of Passage shall have breached Section 5.4(a) in any material respect, (B) the Passage Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Passage Board under applicable Law, (C) Passage gives Remix prior written notice of Passage’s intention to furnish non-public information to, or enter into discussions with, such Person, (D) Passage receives from such Person an executed Acceptable Confidentiality Agreement and (E) substantially concurrently with furnishing any such non-public information to such Person, Passage furnishes such non-public information to Remix (to the extent such information has not been previously furnished by Passage to Remix). Without limiting the generality of the foregoing, Passage acknowledges and agrees that, in the event any Representative of Passage takes any action in its capacity as a Representative of Passage that, if taken by Passage, would constitute a breach of Section 5.4(a) by Passage, the taking of such action by such Representative shall be deemed to constitute a breach of Section 5.4(a) by Passage for purposes of this Agreement.

(c)            Notwithstanding anything contained in Section 5.4(a) and subject to compliance with Section 5.4(a), prior to the approval of this Agreement by Remix’s stockholders (i.e., the Required Remix Stockholder Vote), Remix may furnish non-public information regarding Remix and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal of Remix which the Remix Board determines in good faith, after consultation with Remix’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Remix nor any Representative of Remix shall have breached Section 5.4(a) in any material respect, (B) the Remix Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Remix Board under applicable Law, (C) Remix gives Passage prior written notice of Remix’s intention to furnish non-public information to, or enter into discussions with, such Person, (D) Remix receives from such Person an executed Acceptable Confidentiality Agreement and (E) substantially concurrently with furnishing any such non-public information to such Person, Remix furnishes such non-public information to Passage (to the extent such information has not been previously furnished by Remix to Passage). Without limiting the generality of the foregoing, Remix acknowledges and agrees that, in the event any Representative of Remix takes any action in its capacity as a Representative of Remix that, if taken by Remix, would constitute a breach of Section 5.4(a) by Remix, the taking of such action by such Representative shall be deemed to constitute a breach of Section 5.4(a) by Remix for purposes of this Agreement.

(d)            If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and provide a copy of the Acquisition Proposal or Acquisition Inquiry, or if the Acquisition Proposal or Acquisition Inquiry is not written, the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(e)            Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any non-public information provided to such Person.

5.5            Notification of Certain Matters. During the Pre-Closing Period, each of Remix, on the one hand, and Passage, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (ii) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (iii) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (iv) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely. No such notice shall be deemed to supplement or amend the Remix Disclosure Schedule or the Passage Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by Remix or Passage in this Agreement or (B) determining whether any condition set forth in Article VI has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 6.2(b) or 6.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

5.6            Legacy Asset Disposition.

(a)            Prior to the Closing Date, Passage shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest any or all of the assets and rights primarily relating to Passage’s full AAV particle purification method or other inventions generated by Passage Bio in connection with its PBFT02 clinical studies (the “Legacy Assets”) in a transaction or series of transactions (the “Legacy Asset Disposition”); provided that Passage (i) keeps Remix reasonably informed with respect to the status and terms of any potential Legacy Asset Disposition, (ii) does not provide any non-public information of Passage to any third parties unless such third party has executed an Acceptable Confidentiality Agreement, (iii) furnishes such non-public information to be provided such third party to Remix (to the extent such information has not been previously furnished by Passage to Remix) substantially concurrently with furnishing any such non-public information to such third party, (iv) provides Remix with a copy of any definitive agreement providing for a Legacy Asset Disposition at least five Business Days prior to entry into such agreement and (v) as promptly as practicable after the consummation of any Legacy Asset Disposition, notifies Remix of any such consummation. Passage may not enter into any agreement with respect to the Legacy Asset Disposition that would result in a continuing obligation or liability to Passage, the Surviving Corporation or any of their respective Affiliates without the prior written consent of Remix (which consent shall not be unreasonably withheld, conditioned or delayed). Each Party acknowledges that Passage may, in contemplation of the Legacy Asset Disposition, (A) establish one or more Subsidiaries to hold the Legacy Assets, (B) transfer to any such Subsidiary any or all of the Legacy Assets and the liabilities and obligations related thereto and (C) take such other steps that are reasonably necessary to prepare for the Legacy Asset Disposition. If Passage transfers the Legacy Assets to one or more Subsidiaries, the terms of this Section 5.6(a) shall apply to such Subsidiaries in addition to Passage. Each Party further acknowledges that Passage may not be successful in completing, or may determine not to proceed, with the Legacy Asset Disposition.

(b)            For the avoidance of doubt, any sale, transfer, license, assignment or other divestiture of Legacy Assets on or after the Closing Date shall be governed by the terms and conditions of the CVR Agreement.

5.7            Registration Statement; Proxy Statement.

(a)            As promptly as practicable (but in any event, no later than twenty (20) Business Days) after the date of this Agreement, (i) Passage, in cooperation with Remix, shall prepare and file with the SEC a proxy statement relating to the Passage Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Passage, in cooperation with Remix, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Passage Common Stock to be issued by virtue of the Merger. Each of Passage and Remix shall use their commercially reasonable efforts to respond promptly to any comments of the SEC or its staff and to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Passage Common Stock pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b)            Passage covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Remix covenants and agrees that the information supplied by or on behalf of Remix and its Subsidiaries to Passage for inclusion in the Registration Statement (including the Remix Audited Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Passage makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) based on information provided by Remix or its Subsidiaries or any of their Representatives for inclusion therein. Remix and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC; provided, however, that the foregoing shall not apply to any amendment to the Registration Statement pertaining to a Passage Board Adverse Recommendation Change. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.

(c)            Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Passage’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Passage, Merger Sub or Remix become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Passage stockholders.

(d)            Remix shall reasonably cooperate with Passage and provide, and cause its Representatives to provide, Passage and its Representatives, with all true, correct and complete information regarding Remix and its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Passage to be included in the Registration Statement. Remix will use commercially reasonable efforts to cause Remix’s independent accounting firm to deliver any consent that Passage is required to file with the SEC with respect to the inclusion of the independent accounting firm’s opinion on the audited financial statements of Remix in any filing of the Registration Statement with the SEC.

5.8            Remix Stockholder Written Consent.

(a)            Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Remix shall prepare, with the cooperation of Passage, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Proxy Statement (the “Information Statement”), and the Remix Stockholder Written Consent, in order to solicit the approval of Remix’s stockholders, including but not limited to Remix’s stockholders sufficient for the Required Remix Stockholder Vote in lieu of a meeting pursuant to Section 228 of Delaware Law, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, and (ii) acknowledging that the approval given thereby is irrevocable. Remix shall use its reasonable best efforts to cause Remix’s stockholders sufficient for the Required Remix Stockholder Vote to execute and deliver to Remix the Remix Stockholder Written Consent promptly following delivery thereof, and in any event no later than fifteen (15) days after the Registration Statement has been declared effective. Promptly following receipt of the duly executed Remix Stockholder Written Consent, Remix shall deliver a copy of the duly executed Remix Stockholder Written Consent to Passage. Under no circumstances shall Remix assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b)            Promptly following receipt of the Required Remix Stockholder Vote, Remix shall prepare and mail a notice to every stockholder of Remix that did not execute the Remix Stockholder Written Consent. Such notice shall (i) be a statement to the effect that the Remix Board determined that the Merger is advisable in accordance with Section 251(b) of Delaware Law and in the best interests of the stockholders of Remix and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, and (ii) provide the stockholders of Remix to whom it is sent with notice of the actions taken in the Remix Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of Delaware Law and Remix’s Organizational Documents.

(c)            Remix agrees that, subject to Section 5.8(d): (i) the Remix Board shall recommend that the holders of Remix Capital Stock vote to adopt and approve this Agreement and the Contemplated Transactions, including the Merger, the Remix Preferred Stock Conversion, and the Remix Charter Amendment, as required under Delaware Law and Remix’s Organizational Documents (the “Remix Stockholder Matters”) and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.8(a), (ii) the Information Statement shall include a statement to the effect that the Remix Board recommends that Remix’s stockholders vote to approve the Remix Stockholder Matters (the recommendation of the Remix Board being referred to as the “Remix Board Recommendation”) and (iii) the Remix Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Remix Board shall not publicly propose to withhold, amend, withdraw or modify the Remix Board Recommendation) in a manner adverse to Passage, and no resolution by the Remix Board or any committee thereof to withdraw or modify the Remix Board Recommendation in a manner adverse to Passage or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Remix Board Adverse Recommendation Change”).

(d)            Notwithstanding anything to the contrary contained in Section 5.8(c), and subject to compliance with Section 5.4 and Section 5.8, if at any time prior to the approval of the Remix Stockholder Matters by the Required Remix Stockholder Vote, Remix receives a bona fide written Superior Offer, the Remix Board may make a Remix Board Adverse Recommendation Change if, but only if, in the receipt of and on account of such Superior Offer, (i) the Remix Board determines in good faith, after consultation with its outside legal counsel, that the failure to make a Remix Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Remix has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Passage in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after Passage shall have delivered to Remix a written offer to alter the terms or conditions of this Agreement during the Notice Period (or if Passage declines to do so), the Remix Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Remix Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement, if any); provided that (x) Passage receives written notice from Remix confirming that the Remix Board has determined to change its recommendation during the Notice Period, which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, Passage shall be entitled to deliver to Remix one or more counterproposals to such Acquisition Proposal and Remix will, and cause its Representatives to, negotiate with Passage in good faith (to the extent Passage desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Remix’s stockholders would receive as a result of such potential Superior Offer), Remix shall be required to provide Passage with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.8(d) and the Remix Board shall not make a Remix Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(e)            Subject to Section 8.1, Remix’s obligation to solicit the consent of its stockholders to sign the Remix Stockholder Written Consent in accordance with Section 5.8(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or Acquisition Inquiry, or by any Remix Board Adverse Recommendation Change.

5.9            Passage Stockholder Meeting.

(a)            Passage shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Passage Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Passage Common Stock to the stockholders of Remix pursuant to the terms of this Agreement (i.e., the Nasdaq Issuance Proposal) and the adoption of the Amended and Restated Passage Charter, and, if the Passage Board determines to complete the Reverse Stock Split, an amendment to Passage’s certificate of incorporation to effect the Reverse Stock Split (the “Reverse Stock Split Proposal”) (collectively, the “Passage Stockholder Matters” and such meeting, the “Passage Stockholder Meeting”). The Passage Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Passage shall take reasonable measures to ensure that all proxies solicited in connection with the Passage Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Passage Stockholder Meeting, or a date preceding the date on which the Passage Stockholder Meeting is scheduled, Passage reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Passage Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Passage Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Passage Stockholder Meeting, Passage may postpone or adjourn, or make one or more successive postponements or adjournments of, the Passage Stockholder Meeting as long as the date of the Passage Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments.

(b)            Passage agrees that, subject to Section 5.9(c): (i) the Passage Board shall recommend that the holders of Passage Common Stock vote to approve the Passage Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.9(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Passage Board recommends that Passage’s stockholders vote to approve the Passage Stockholder Matters (the recommendation of the Passage Board being referred to as the “Passage Board Recommendation”) and (iii) the Passage Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Passage Board shall not publicly propose to withhold, amend, withdraw or modify the Passage Board Recommendation) in a manner adverse to Remix, and no resolution by the Passage Board or any committee thereof to withdraw or modify the Passage Board Recommendation in a manner adverse to Remix or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Passage Board Adverse Recommendation Change”).

(c)            Notwithstanding anything to the contrary contained in Section 5.9(b), and subject to compliance with Section 5.4 and Section 5.9, if at any time prior to the approval of Passage Stockholder Matters by the Required Passage Stockholder Vote, Passage receives a bona fide written Superior Offer, the Passage Board may make a Passage Board Adverse Recommendation Change if, but only if, in the receipt of and on account of such Superior Offer, (i) the Passage Board determines in good faith, after consultation with its outside legal counsel, that the failure to make a Passage Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Passage has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Remix in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after Remix shall have delivered to Passage a written offer to alter the terms or conditions of this Agreement during the Notice Period (or if Remix declines to do so), the Passage Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Passage Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement, if any); provided that (x) Remix receives written notice from Passage confirming that the Passage Board has determined to change its recommendation during the Notice Period, which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, Remix shall be entitled to deliver to Passage one or more counterproposals to such Acquisition Proposal and Passage will, and cause its Representatives to, negotiate with Remix in good faith (to the extent Remix desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Passage’s stockholders would receive as a result of such potential Superior Offer), Passage shall be required to provide Remix with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.9(c) and the Passage Board shall not make a Passage Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d)            Passage’s obligation to call, give notice of and hold the Passage Stockholder Meeting in accordance with Section 5.9(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Passage Board Recommendation.

(e)            Nothing contained in this Agreement shall prohibit Passage or the Passage Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Passage or the Passage Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Passage is unable to take a position with respect to the bidder’s tender offer unless the Passage Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law, (ii) informing any Person of the existence of the provisions contained in Section 5.4 or (iii) making any disclosure that the Passage Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law or by any listing or trading rules or regulations of Nasdaq; provided that, in the case of (iii), Passage shall provide Remix with a reasonable opportunity to review any such disclosure prior to the making thereof (to the extent practicable) and shall consider in good faith any comments from Remix thereto; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) that constitutes a Passage Board Adverse Recommendation Change shall be subject to Section 5.9(c).

5.10            Efforts; Regulatory Approvals.

(a)            The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to obtain and maintain as promptly as practicable the expiration or termination of any applicable waiting period under any applicable antitrust, competition, investment or similar Laws, (iv) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (v) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)            Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

(c)            In connection with, and without limiting, the efforts referenced in Section 5.10(a), Passage and Remix shall (i) furnish, or cause to be furnished, to the other Party, such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission that is required to be filed by such Party to any Governmental Authority with respect to the Contemplated Transactions (subject to clause (i) of the definition of Access Exceptions and the requirements of the Access Exception Efforts), (ii) permit the other Party and its counsel to review any filing or submission prior to forwarding to the Governmental Authorities (except where such material is reasonably determined by a Party to be competitively sensitive to such Party in which case it will be provided, subject to applicable Law, to the other Party’s counsel on an “external counsel only” basis) and consider in good faith any comments made by such other Party, (iii) keep each other reasonably apprised of the status of, and provide the other Party with copies of (to the extent made in writing), any communications with, and any inquiries or requests for additional information from, any Governmental Authorities and comply as promptly as practicable with any such inquiry or request and (iv) not participate in any meeting or discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Contemplated Transactions, unless (A) it provides the other Party with reasonable advance notice and (B) gives the other Party and its counsel the opportunity to attend and participate; provided that a Party shall not be required to give the other Party the opportunity to attend and participate to the extent prohibited by such Governmental Authority.

5.11            Disclosures. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Remix and Passage may make any statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Remix and Passage in compliance with this Section 5.11. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made with respect to (i) an Acquisition Proposal, (ii) a Passage Board Adverse Recommendation Change with respect to Passage only pursuant to Section 5.9(e) or (iii) a Remix Board Adverse Recommendation Change with respect to Remix.

5.12            Passage Options. Prior to the Closing, the Passage Board shall adopt appropriate resolutions and take all other actions necessary and appropriate to cause the vesting and exercisability of each unexpired, unexercised and unvested Passage Option to be accelerated in full, effective as of immediately prior to the Effective Time. Following the Closing, each unexpired and unexercised Passage Option shall continue on the same terms and conditions in effect as of immediately prior to the Effective Time.

5.13            Passage Restricted Stock Unit Awards. Prior to the record date for the Pre-Closing Distribution, the Passage Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (a) the vesting of each outstanding and unvested Passage Restricted Stock Unit Award shall be accelerated in full effective as of no later than the day immediately prior to the record date for the Pre-Closing Distribution, and (b) for each outstanding and unsettled Passage Restricted Stock Unit Award, the holder thereof shall receive, no later than the day immediately prior to the record date for the Pre-Closing Distribution, a number of shares of Passage Common Stock equal to the number of vested and unsettled shares of Passage Common Stock underlying such Passage Restricted Stock Unit Award. Notwithstanding anything herein to the contrary, the Tax withholding obligations for each holder receiving shares of Passage Common Stock in accordance with the preceding sentence shall be satisfied by Passage withholding from issuance that number of shares of Passage Common Stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of Passage Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities (the amount of such cash, the “RSU Withholding Amount”).

5.14            Passage ESPP. As soon as reasonably practicable (and within five days) following the date of this Agreement, the Passage Board shall adopt appropriate resolutions and take all other necessary actions to provide that (a) no new offering periods or purchase periods under the Passage ESPP shall be commenced and (b) the Passage ESPP shall be terminated effective on the day prior to the Closing Date.

5.15            Indemnification of Officers and Directors.

(a)            From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs (or, if a D&O Indemnified Party (defined below) asserts a claim for indemnification or other protections pursuant to this Section 5.15 prior to the end of such six-year period, then until the date that such claim is resolved and all Costs associated therewith have been indemnified), each of Passage and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Passage or Remix, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Passage or of Remix, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under Delaware Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Passage and the Surviving Corporation, jointly and severally, upon receipt by Passage or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Passage, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)            The provisions of Passage’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Passage that are presently set forth in Passage’s Organizational Documents shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Passage, unless such modification is required by applicable Law. The Surviving Corporation’s Organizational Documents shall contain, and Passage shall cause the certificate of incorporation of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in Remix’s Organizational Documents.

(c)            From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of Remix to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Remix’s Organizational Documents and pursuant to any indemnification agreements between Remix and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Passage shall fulfill and honor in all respects the obligations of Passage to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Passage’s Organizational Documents and pursuant to any indemnification agreements between Passage and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)            From and after the Effective Time, Passage shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Passage. In addition, Passage shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of directors’ and officers’ liability coverage of Passage’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Passage’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Passage by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Passage’s initial public offering of shares of Passage Common Stock).

(e)            The provisions of this Section 5.15 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Passage and Remix by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(f)            In the event Passage or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Passage or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.15. Passage shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.15.

5.16            Tax Matters.

(a)            All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid 50% by Passage and 50% by Remix. The Person required by applicable law shall timely file any Tax Return or other document with respect to such Transfer Taxes.

(b)            At the Closing, Remix shall deliver to Passage a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Passage; provided, however, that Passage’s only remedy for Remix’s failure to provide such form or certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and Remix’s failure to provide any such form or certificate will not be deemed to be a failure of the conditions set forth in Article VI to have been met.

(c)            The parties intend that, for United States federal income tax purposes, the Merger will qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as qualifying for the Intended Tax Treatment.

(d)            If, in connection with the preparation and filing of the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Passage and Remix shall each use their respective reasonable best efforts to deliver to Fenwick & West LLP, counsel to Passage, and to Latham & Watkins LLP, counsel to Remix, customary Tax representation letters satisfactory to each such counsel, dated and executed as of such date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, (ii) Passage shall use its reasonable best efforts to cause Fenwick & West LLP to furnish a Tax Opinion addressed to Passage, subject to customary assumptions and limitations, satisfactory to the SEC and (iii) Remix shall use its reasonable best efforts to cause Latham & Watkins LLP to furnish a Tax Opinion addressed to Remix, subject to customary assumptions and limitations, satisfactory to the SEC.

5.17            Listing. At or prior to the Effective Time, Passage shall use commercially reasonable efforts to (a) maintain a listing on Nasdaq until the Effective Time and, to the extent required by the rules and regulations of Nasdaq, to obtain approval of the listing of the combined company on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Passage Common Stock to be issued in connection with the Contemplated Transactions and to cause such shares to be approved for listing; (c) prepare and timely submit to Nasdaq a notification form of the Reverse Stock Split (if applicable) and a copy of the Amended and Restated Passage Charter, certified by the Secretary of State of the State of Delaware, to Nasdaq on or before the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist Remix in preparing and filing an initial listing application for the Passage Common Stock on Nasdaq (the “Nasdaq Listing Application”). Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.17.

5.18            Legends. Passage shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Passage Common Stock to be received in the Merger by equityholders of Remix who may be considered “affiliates” of Passage for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Passage Common Stock.

5.19            Officers and Directors.

(a)            Directors and Officers of Passage.

(i)            Passage shall cause, effective as of the Effective Time, the Passage Board to consist of nine individuals, each as set forth on Section 5.19(a)(i) of the Passage Disclosure Schedule. If any individual set forth on Section 5.19(a)(i) of the Passage Disclosure Schedule is unable or unwilling to serve as a director of Passage, Remix shall designate a successor designee.

(ii)            Passage shall cause the directors and officers of Passage listed on Section 5.19(a)(ii) of the Passage Disclosure Schedule to sign written resignations in forms reasonably satisfactory to Remix, dated on or before the Closing Date and effective as of the Effective Time.

(iii)            Immediately following the Effective Time, Passage shall take all necessary action to appoint the officers of Remix to become the equivalent officers of Passage until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b)            Directors and Officers of the Surviving Corporation.

(i)            The Parties shall take all actions necessary (A) so that from and after the Effective Time, the Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 5.19(b) of the Passage Disclosure Schedule and (B) to secure the resignations of the existing members of the committees of the Surviving Corporation, if any.

(ii)            The Parties shall take all actions necessary so that the officers of Remix immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(iii)            On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to Remix with each individual to be appointed to, or serving on, the board of directors of the Surviving Corporation upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

5.20            Termination of Certain Agreements and Rights. Remix shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Remix and any holders of Remix Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Passage or the Surviving Corporation.

5.21            Section 16 Matters. Prior to the Effective Time, Passage shall take all such steps as may be required to cause any acquisitions of Passage Common Stock and any options to purchase Passage Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Passage, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.22            Allocation Certificate.

(a)            Remix will prepare and deliver to Passage at least two (2) Business Days prior to the Closing Date a certificate signed by an executive officer of Remix in a form reasonably acceptable to Passage setting forth (as of immediately prior to the Effective Time) (a) each holder of Remix Capital Stock (after giving effect to the Remix Preferred Stock Conversion, the Remix Convertible Notes Conversion and the treatment of the Remix Warrants in accordance with their terms and conditions), (b) such holder’s name and address, (c) the number and type of Remix Capital Stock held as of the Closing Date for each such holder, (d) the number of shares of Passage Common Stock to be issued to such holder pursuant to this Agreement in respect of the Remix Capital Stock held by such holder as of immediately prior to the Effective Time, and (e) each investor in the Concurrent Financing, the total investment to be made by such investor in the Concurrent Financing, the percentage of the Concurrent Financing Proceeds represented by such stockholder’s investment in the Concurrent Financing, and the number of shares of Passage Common Stock to be issued to such holder pursuant to this Agreement (the “Allocation Certificate”). For the avoidance of doubt, the Allocation Certificate shall be prepared in good faith, in accordance with the Organizational Documents of Remix and contracts applicable to Remix Capital Stock, Remix Options and Remix Warrants, and shall show each holder’s percentage ownership interest in Remix on a fully diluted basis.

(b)            Passage will prepare and deliver to Remix at least two (2) Business Days prior to the Closing Date a certificate signed by an executive officer of Passage in a form reasonably acceptable to Remix setting forth (as of immediately prior to the Effective Time) the Passage Outstanding Shares (the “Passage Outstanding Shares Certificate”).

5.23            Obligations of Merger Sub. Passage will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.24            Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of Remix, the Remix Board, Passage and the Passage Board, as applicable, shall grant such approvals and take such actions as are necessary, to the extent permitted by Law, so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.25            Stockholder Litigation. Prior to the Effective Time, Passage shall provide Remix with reasonably prompt notice of any stockholder litigation against Passage or any of its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”), including by providing copies of all pleadings with respect thereto, and shall keep Remix reasonably informed with respect to the status thereof. Prior to the Effective Time, Passage will, to the extent that the attorney-client privilege is not undermined or otherwise adversely affected, (a) provide Remix the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of Passage prior to such filing or submission, and Passage shall consider such comments in good faith, (b) give Remix a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of Passage in connection with any discovery or document production with respect to such Transaction Litigation, (c) give Remix the right to participate in the defense, settlement or prosecution of any Transaction Litigation and (d) reasonably consult with Remix with respect to the defense, settlement and prosecution of any Transaction Litigation. Passage may not compromise or settle, or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Remix has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.25, “participate” means that Passage shall keep Remix reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Remix may offer comments or suggestions with respect to such Transaction Litigation which Passage shall consider in good faith.

5.26            Concurrent Financing.

(a)            Subject to the terms and conditions of this Agreement, Remix shall use commercially reasonable efforts to obtain the Concurrent Financing on the terms and conditions described in the Subscription Agreement and satisfy the conditions to the Concurrent Financing as described in the Subscription Agreement and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Subscription Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Concurrent Financing, or otherwise expands, amends or modifies any other provision of the Subscription Agreement, in a manner that would reasonably be expected to (x) delay or prevent the funding of the Concurrent Financing (or satisfaction of the conditions to the Concurrent Financing) at or substantially simultaneously with the Closing or (y) adversely impact the ability of Remix to enforce its rights against other parties to the Subscription Agreement. Remix shall promptly deliver to Passage copies of any such termination, amendment, modification, waiver or replacement.

(b)            Remix shall use commercially reasonable efforts (i) to maintain in effect the Subscription Agreement, (ii) to enforce its rights under the Subscription Agreement and (iii) to comply with its obligations under the Subscription Agreement.

(c)            Remix shall give Passage prompt notice (i) of any breach or default by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of which Remix becomes aware, (ii) of the receipt of any written notice or other written communication from any Purchaser with respect to any (x) actual breach, default, termination or repudiation by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of any provisions of the Subscription Agreement or definitive agreements related to the Concurrent Financing or (y) material dispute or disagreement relating to the Concurrent Financing with respect to the obligation to fund the Concurrent Financing at or substantially simultaneously with the Closing, and (iii) if at any time for any reason Remix believes in good faith that it will not be able to obtain all or any portion of the Concurrent Financing on the terms and conditions, in the manner or from the sources contemplated by the Subscription Agreement or definitive agreements related to the Concurrent Financing. Remix shall promptly provide information reasonably requested by Passage relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

5.27            Passage Equity Plans.

(a)            Prior to the effectiveness of the Form S-4, Passage will use commercially reasonable efforts to cause the Passage Board to adopt the 2026 Equity Incentive Plan, effective as of the Effective Time and subject to the Closing and the approval of the stockholders of Passage prior to the Closing, and will include provisions in the Proxy Statement for the stockholders of Passage to approve the 2026 Equity Incentive Plan. Subject to the approval of the 2026 Equity Incentive Plan by the stockholders of Passage prior to the Effective Time, Passage shall file with the SEC, promptly after the Effective Time and at Remix’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Passage, relating to the shares of Passage Common Stock issuable with respect to the 2026 Equity Incentive Plan.

(b)            Prior to the effectiveness of the Form S-4, Passage will use commercially reasonable efforts to cause the Passage Board to adopt the 2026 ESPP, effective as of the Effective Time and subject to the Closing and approval of the stockholders of Passage prior to the Closing, and will include provisions in the Proxy Statement for the stockholders of Passage to approve the 2026 ESPP. Subject to the approval of the 2026 ESPP by the stockholders of Passage prior to the Effective Time, Passage shall file with the SEC, promptly after the Effective Time and at Remix’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Passage, relating to the shares of Passage Common Stock issuable with respect to the 2026 ESPP.

(c)            For the avoidance of doubt, approval of the 2026 Plans by the stockholders of Passage shall not be a condition to Closing.

5.28            Passage 401(k) Plan. Unless otherwise requested by Remix in writing at least ten (10) business days prior to the Closing Date, the Passage Board or an authorized committee thereof shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to (a) terminate, effective no later than the day prior to the Closing Date but subject to the Closing, any Passage Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Passage 401(k) Plan”) or, if applicable, (b) withdraw as a participating employer in the Passage 401(k) Plan, spin-off the portion of the Passage 401(k) Plan maintained by Passage (the “Spun-Off Plan”) and terminate the Spun-Off Plan, effective no later than the day prior to the Closing Date but subject to the Closing. If Passage is required to terminate any Passage 401(k) Plan or Spun-Off Plan, then Passage shall provide to Remix prior to the Closing Date written evidence of the adoption by the Passage Board or an authorized committee thereof of resolutions authorizing the termination of such Passage 401(k) Plan or Spun-Off Plan (the form and substance of which shall be subject to the reasonable prior review and approval of Remix).

5.29            Employees. Prior to the Closing, the Passage Board shall adopt appropriate resolutions and Passage and the Passage Board shall take all other actions necessary and appropriate to cause the employment of each employee of Passage to be terminated as of the Closing.

5.30            Section 280G. As promptly as practicable (and in any event within fifteen (15) Business Days) following the date of this Agreement, Passage shall deliver to Remix a list of each “disqualified individual” (as defined in Section 280G of the Code) of Passage and (i) Passage’s reasonable, good faith estimate of the “parachute payments” (within the meaning of Section 280G of the Code) that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) the underlying documentation on which such calculations are based. Such information shall be updated and delivered to Remix not later than five (5) Business Days prior to the Closing Date. From and after the date hereof, Passage shall reasonably cooperate with Remix to limit potential adverse Tax consequences under Section 280G of the Code and shall not engage in any action outside the ordinary course of business that is primarily intended to reduce or mitigate a potential parachute payment or excise taxes under Section 280G of the Code without prior consultation with Remix, and with respect to the valuing of any non-competition agreements or commission of any reasonable compensation studies, without the prior approval by Remix (such approval not to be unreasonably withheld, conditioned or delayed). In connection with the foregoing, Remix shall provide Passage with any agreement, arrangement or Contract entered into or negotiated by Remix and a disqualified individual prior to the Closing Date that could reasonably be considered to be or provide for “parachute payments” within the meaning of Section 280G of the Code and shall cooperate with the Passage in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any such parachute payments.

Article VI
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1            Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a)            No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(b)            Passage shall have obtained the Required Passage Stockholder Vote.

(c)            Remix shall have obtained the Required Remix Stockholder Vote.

(d)            The approval of the listing of the additional shares of Passage Common Stock on Nasdaq shall have been obtained and the shares of Passage Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq and the Amended and Restated Passage Charter shall have been duly filed with the Secretary of State of the State of Delaware.

(e)            The Remix Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

(f)            The Subscription Agreement and the Remix Note Purchase Agreement (2026) shall each be in full force and effect and cash proceeds of not less than the Concurrent Investment Amount shall have been received by Remix, or will be received by Remix prior to or substantially simultaneously with the Closing, in connection with the Concurrent Financing.

(g)            The Passage Lock-Up Agreements and Remix Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(h)            The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to such Registration Statement that has not been withdrawn.

(i)            Remix shall have effected the Remix Preferred Stock Conversion.

6.2            Conditions Precedent to Obligations of Remix. The obligations of Remix to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Remix, at or prior to the Closing, of each of the following conditions:

(a)            Each of the Passage Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Passage Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Passage and Merger Sub contained in this Agreement (other than the Passage Fundamental Representations and the Passage Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Passage Material Adverse Effect (without giving effect to any references therein to any Passage Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Passage Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)            Passage and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)            A Passage Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d)            The existing shares of Passage Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

(e)            Passage shall have delivered to Remix a certificate (the “Passage Closing Certificate”), dated the Closing Date and signed by an executive officer of Passage, certifying to the effect that (i) the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied and (ii) the information set forth in the Passage Outstanding Shares Certificate delivered by Passage in accordance with Section 5.22(b) is true and accurate in all respects as of the Closing Date.

(f)            Remix shall have received true and complete copies of all documentation for each Legacy Asset Disposition reasonably evidencing that Passage has received or will receive into one or more bank account the proceeds (or, in the case of any Legacy Asset Disposition which will be consummated substantially contemporaneously with the Closing, that such proceeds are in irrevocably transit to Passage) of all Legacy Asset Disposition which are included in Passage’s estimated Passage Net Cash Calculation.

6.3            Conditions Precedent to Obligations of Passage. The obligations of Passage and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Passage, at or prior to the Closing, of each of the following conditions:

(a)            Each of the Remix Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Remix Capitalization Representations (disregarding any effects of the Remix Charter Amendment and the Concurrent Financing) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Remix contained in this Agreement (other than the Remix Fundamental Representations and the Remix Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Remix Material Adverse Effect (without giving effect to any references therein to any Remix Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Remix Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)            Remix shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)            A Remix Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d)            Remix shall have delivered to Passage a certificate (the “Remix Closing Certificate”), dated the Closing Date and signed by an executive officer of Remix, certifying to the effect that (i) the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied and (ii) the information set forth in the Allocation Certificate delivered by Remix in accordance with Section 5.22(a) is true and accurate in all respects as of the Closing Date.

6.4            Frustration of Closing Conditions. Neither Passage nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Passage or Merger Sub to perform any of its obligations under this Agreement. Remix may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of Remix to perform any of its obligations under this Agreement.

Article VII
CLOSING DELIVERIES

7.1            Closing Deliveries of Remix. The obligations of Passage and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to Passage receiving the following documents, each of which shall be in full force and effect, or the written waiver by Passage of delivery:

(a)            the Remix Stockholder Written Consents;

(b)            the Allocation Certificate; and

(c)            the Remix Closing Certificate.

7.2            Closing Deliveries of Passage. The obligations of Remix to effect the Merger and otherwise consummate the Contemplated Transactions are subject to Remix receiving the following documents, each of which shall be in full force and effect, or the written waiver by Remix of delivery:

(a)            the Passage Net Cash Schedule;

(b)            the Passage Closing Certificate;

(c)            the Passage Outstanding Shares Certificate;

(d)            subject to Section 2.5, the executed CVR Agreement; and

(e)            written resignations in forms satisfactory to Remix, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Passage who are not to continue as officers or directors of Passage pursuant to Section 5.19 hereof.

Article VIII
TERMINATION

8.1            Termination. This Agreement may be terminated, and the Merger and the Contemplated Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after approval of the Passage Stockholder Matters by Passage’s stockholders, unless otherwise specified below:

(a)            by mutual written consent of Passage and Remix;

(b)            by either Passage or Remix if the Merger shall not have been consummated by December 24, 2026 (subject to possible extension as provided in this Section 8.1(b), the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Passage or Remix if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement, provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is twenty-five (25) days prior to the Outside Date, then either Passage or Remix shall be entitled to extend the Outside Date for an additional ninety (90) days;

(c)            by either Passage or Remix if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)            by Passage if the Required Remix Stockholder Vote shall not have been obtained and evidence thereof delivered to Passage within fifteen (15) days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Remix Stockholder Vote has been obtained, Passage may not terminate this Agreement pursuant to this Section 8.1(d);

(e)            by either Passage or Remix if (i) the Passage Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Passage’s stockholders shall have taken a final vote on the Passage Stockholder Matters and (ii) the Passage Stockholder Matters shall not have been approved at the Passage Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Passage Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Passage where the failure to obtain the Required Passage Stockholder Vote shall have been caused by the action or failure to act of Passage and such action or failure to act constitutes a material breach by Passage of this Agreement;

(f)            by Remix (at any time prior to the approval of the Passage Stockholder Matters by the Required Passage Stockholder Vote) if a Passage Triggering Event shall have occurred;

(g)            by Passage (at any time prior to the approval of the Remix Stockholder Matters by the Required Remix Stockholder Vote) if a Remix Triggering Event shall have occurred;

(h)            by Remix (at any time prior to the approval of the Remix Stockholder Matters by the Required Remix Stockholder Vote) in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to a Superior Offer, so long as Remix has complied in all material respects with obligations under Section 5.4 and Section 5.8 and concurrently with such termination Remix pays the termination fee due to Passage in accordance with Section 8.3(e);

(i)            by Passage (at any time prior to the approval of the Passage Stockholder Matters by the Required Passage Stockholder Vote) in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to a Superior Offer, so long as Passage has complied in all material respects with obligations under Section 5.4 and Section 5.9 and concurrently with such termination Passage pays the termination fee due to Remix in accordance with Section 8.3(d);

(j)            by Remix, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Passage or Merger Sub or if any representation or warranty of Passage or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Remix is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Passage’s or Merger Sub’s representations and warranties or breach by Passage or Merger Sub is curable by Passage or Merger Sub at least one Business Day prior to the Outside Date, then this Agreement shall not terminate pursuant to this Section 8.1(j) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Remix to Passage or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(j) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(j) as a result of such particular breach or inaccuracy if such breach by Passage or Merger Sub is cured prior to such termination becoming effective); or

(k)            by Passage, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Remix or if any representation or warranty of Remix shall have become inaccurate, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Passage is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Remix’s representations and warranties or breach by Remix is curable by Remix at least one Business Day prior to the Outside Date, then this Agreement shall not terminate pursuant to this Section 8.1(k) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Passage to Remix of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(k) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(k) as a result of such particular breach or inaccuracy if such breach by Remix is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

8.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 1.2, this Section 8.2, Section 5.11, Section 8.3 and Article IX (and the definitions of all defined terms in such Sections) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 8.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3            Expenses; Termination Fees.

(a)            Except as set forth in this Section 8.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that (i) Passage and Remix shall pay the costs and expenses incurred in relation to the filings by the Parties under any antitrust Law applicable to this Agreement and the transactions contemplated hereby, and (ii) Passage and Remix shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b)            If (i) this Agreement is terminated by Passage or Remix pursuant to Section 8.1(e), (ii) at any time after the date of this Agreement and prior to the Passage Stockholder Meeting an Acquisition Proposal with respect to Passage shall have been publicly announced, disclosed or otherwise communicated to the Passage Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Passage enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Passage shall pay to Remix, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,548,000.

(c)            If (i) this Agreement is terminated by Passage pursuant to Section 8.1(d), (ii) at any time after the date of this Agreement, and prior to the termination of this Agreement, an Acquisition Proposal with respect to Remix shall have been publicly announced, disclosed or otherwise communicated to the Remix Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Remix enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Remix shall pay to Passage, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $17,500,000.

(d)            If this Agreement is terminated by Remix pursuant to Section 8.1(f) or by Passage pursuant to Section 8.1(i), then Passage shall pay to Remix within two (2) Business Days after termination, a nonrefundable fee in an amount equal to $1,548,000.

(e)            If this Agreement is terminated by Passage pursuant to Section 8.1(g) or by Remix pursuant to Section 8.1(h), then Remix shall pay to Passage, within two (2) Business Days after termination, a nonrefundable fee in an amount equal to $17,500,000.

(f)            If either Party fails to pay when due any amount payable by it under this Section 8.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(g)            The Parties agree that, subject to Section 8.2, the payment of the fees and expenses set forth in this Section 8.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 8.3 that result in the payment of such fees, it being understood that in no event shall either Passage or Remix be required to pay the individual fees or damages payable pursuant to this Section 8.3 on more than one occasion. Subject to Section 8.2, following the termination of this Agreement under the circumstances described in this Section 8.3 and the payment of the fees set forth in this Section 8.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article IX
GENERAL PROVISIONS

9.1            Non-Survival of Representations and Warranties. The representations and warranties of Remix, Passage and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2            Amendment. This Agreement may be amended with the approval of the respective boards of directors of Remix, Merger Sub and Passage at any time (whether before or after obtaining the Required Remix Stockholder Vote and the Required Passage Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders or members, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Remix, Merger Sub and Passage.

9.3            Waiver.

(a)            Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4            Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that (a) the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms and (b) the Remix Disclosure Schedule and the Passage Disclosure Schedule shall not, pursuant to Section 268(b) of Delaware Law, be deemed part of this Agreement for purposes of any provision of Delaware Law, but shall have the effects provided in this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5            Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

9.6            Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.7            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered to the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Passage or Merger Sub:

Passage Bio, Inc.

P.O. Box 7
Hopewell, NJ 08525
Attention: Will Chou M.D.

Email: [***]

with a copy to (which shall not constitute notice):

Fenwick & West LLP

401 Union Street, Floor 5
Seattle, WA 98101

Attention: Effie Toshav; David Michaels; Ryan Mitteness

Email: [***]

if to Remix:

Remix Therapeutics, Inc.
100 Forge Road, Suite 400

Watertown, MA 02472
Attention: Peter Smith
Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116
Attention: Peter Handrinos; Leah Sauter

Email: [***]

9.8            Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.9            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10            Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of each Party hereunder to consummate this Agreement and the Contemplated Transactions) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.11            No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.15) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Passage Bio, Inc.

By:	/s/ William Chou
Name:	William Chou, MD
Title:	President and CEO

Peregrine Merger Sub, Inc.

By:	/s/ William Chou
Name:	William Chou, MD
Title:	President and CEO

[Signature Page to Merger Agreement]

Remix Therapeutics, Inc.

By:	/s/ Peter G. Smith
Name:	Peter G. Smith, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Passage Stockholder Support Agreement

[Intentionally Omitted]

Exhibit B

Form of Remix Stockholder Support Agreement

[Intentionally Omitted]

Exhibit C

Form of Passage Lock-Up Agreement

[Intentionally Omitted]

Exhibit D

Form of Remix Lock-Up Agreement

[Intentionally Omitted]

Exhibit E

Form of Certificate of Incorporation of the Surviving Corporation

[Intentionally Omitted]

Exhibit F

Form of CVR Agreement

[Intentionally Omitted]